Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 3, 2017, by and among Monster Digital, Inc., a Delaware corporation (“Monster”), Monster Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           Monster and Innovate intend to effect a merger of Merger Sub with and into Innovate (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Innovate will become a wholly-owned subsidiary of Monster.

B.           The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C.           The Monster Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Monster and the Monster Stockholders, (ii) has deemed advisable and approved this Agreement, the Merger, the Monster Stockholder Matters, and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Monster Stockholders vote to approve the Monster Stockholder Matters, and such other actions contemplated by this Agreement.

D.           The Merger Sub Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the applicable Contemplated Transactions, and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions.

E.           The Innovate Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Innovate and the Innovate Stockholders, (ii) has deemed advisable and approved the Innovate Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Innovate Stockholders vote to approve the Innovate Stockholder Matters and such other actions contemplated by this Agreement.

F.           In order to induce Monster to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Innovate and the Innovate Stockholders, in each case, listed on Schedule A hereto (collectively, the “Innovate Stockholder Support Signatories”) are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Monster in the form substantially attached hereto as Exhibit B (the “Innovate Stockholder Support Agreements”), under which the Innovate Stockholder Support Signatories will agree, with respect to the shares of Innovate Common Stock held by the, to vote as stockholders in favor of the Innovate Stockholder Matters pursuant to the terms and conditions of the Innovate Stockholder Support Agreements.

G.           In order to induce Innovate to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Monster and the Monster Stockholders, in each case, listed on Schedule B hereto (collectively, the “Monster Stockholder Support Signatories”) are executing support agreements in favor of Innovate concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Monster Stockholder Support Agreements”), under which the Monster Stockholder Support Signatories will agree, with respect to the shares of Monster Capital Stock held by them, to vote as stockholders in favor of the Monster Stockholder Matters pursuant to the terms and conditions of the Monster Stockholder Support Agreements.

I.            It is expected that, prior to the Monster Stockholders’ Meeting, and in any event no later than 11:59 PM (local time) on the date that is one (1) Business Day prior the date of the Monster Stockholders’ Meeting, Innovate will deliver the Innovate Stockholder Written Consent.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1         DESCRIPTION OF TRANSACTION

1.1           Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Innovate, and (b) the separate existence of Merger Sub shall cease and Innovate will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Innovate will become a wholly-owned subsidiary of Monster.

1.3           Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 12235 El Camino Real, Suite 200, San Diego, California 92130, as promptly as practicable (but, subject to Section 1.6, in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Monster and Innovate may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Monster and Innovate (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4         Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)          the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit D until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)          immediately prior to the Effective Time, Monster shall file an amendment to its certificate of incorporation in the form of Exhibit E attached hereto (the “Monster Amended and Restated Certificate of Incorporation”), to the extent approved by the holders of Monster Common Stock as contemplated by Section 5.4, to (i) change the name of Monster to “Innovate Biopharmaceuticals, Inc.”, (ii) effect the Reverse Split, (iii) increase the authorized shares of Monster Common Stock, to the extent requested by Innovate prior to the filing with the SEC of the Proxy Statement / Information Statement and (iv) make such other changes as are mutually agreeable to Monster and Innovate;

(c)          the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL;

(d)          the bylaws of Monster shall be the bylaws of Monster immediately prior to the Effective Time; provided, however, that effective at the Effective Time, Monster shall amend its bylaws, to (i) prohibit the ability of Monster Stockholders to act by written consent and (ii) make such other changes as are mutually agreeable to Monster and Innovate;

(e)          the directors and officers of Monster, each to hold office in accordance with the Monster Amended and Restated Certificate of Incorporation and bylaws of Monster, shall be as set forth in Section 5.15; and

(f)          the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Monster as set forth in Section 5.15, after giving effect to the provisions of Section 5.15.

1.5         Conversion of Shares and Issuance of Warrants.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Monster, Merger Sub, Innovate, any Innovate Stockholder, or any other Person:

(i)          each share of Innovate Common Stock held as treasury stock or held or owned by Innovate, Monster, or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)         subject to Section 1.5(c), each share of Innovate Common Stock (including any shares of Innovate equity securities issued pursuant to the Innovate Equity Financing on an as-converted to common stock basis) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares) shall be converted solely into the right to receive a number of shares of Monster Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)          If any shares of Innovate Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Innovate, then the shares of Monster Common Stock issued in exchange for such shares of Innovate Common Stock will, subject to Section 5.6, to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry shares of Monster Common Stock shall accordingly be marked with appropriate legends. Innovate shall take all actions that may be necessary to ensure that, from and after the Effective Time, Monster is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)          No fractional shares of Monster Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Innovate Common Stock who would otherwise be entitled to receive a fraction of a share of Monster Common Stock (after aggregating all fractional shares of Monster Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of a share of Monster Common Stock on The NASDAQ Capital Market (or such other NASDAQ market on which the Monster Common Stock then trades) for the ten (10) consecutive trading days ending with the second (2nd) to last trading day immediately prior to the Effective Time.

(d)          All Innovate Options outstanding immediately prior to the Effective Time under the Innovate Plan shall be assumed by Monster and converted into options to purchase Monster Common Stock or warrants to purchase Monster Common Stock, as applicable, in accordance with Section 5.6.

(e)          Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)          If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Innovate Common Stock or Monster Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Split to the extent not previously taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Innovate Common Stock and Innovate Options the same economic effect as contemplated by this Agreement prior to such event.

1.6         Calculation of Net Cash.

(a)          For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), as agreed upon by Monster and Innovate, provided that the Determination Date shall be at least ten (10) calendar days prior to the Monster Stockholders’ Meeting. On or prior to the Determination Date, Monster shall provide Innovate with a list of all Liabilities of Monster as of the Determination Date that are individually in excess of $10,000 or in excess of $25,000 in the aggregate, which had not previously been disclosed to Innovate in the Monster Disclosure Schedule. Within five (5) calendar days following the Determination Date, Monster shall deliver to Innovate a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Monster’s good faith, estimated calculation of Net Cash (using an estimate of each component thereof, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for Monster’s most recent SEC filings) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Monster’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Monster). Monster shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Innovate, available to Innovate and, if requested by Innovate, its accountants and counsel at reasonable times and upon reasonable notice.

(b)          Within three (3) calendar days after Monster delivers the Net Cash Schedule (the “Response Date”), Innovate will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Monster (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)          If on or prior to the Response Date, (i) Innovate notifies Monster in writing that it has no objections to the Net Cash Calculation or (ii) Innovate fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)          If Innovate delivers a Dispute Notice on or prior to the Response Date, then Representatives of Monster and Innovate shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e)          If Representatives of Monster and Innovate are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Monster and Innovate may mutually agree upon), then Monster and Innovate shall jointly select an independent auditor of recognized standing or a member of the Public Company Accounting Oversight Board (PCAOB) (the “Accounting Firm”) within five (5) calendar days to resolve any remaining disagreements as to the Net Cash Calculation. Monster shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Monster and Innovate shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Innovate and Monster shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Innovate and Monster. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Monster and Innovate in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by Monster shall reduce the Net Cash). If this Section 1.6(e) applies as to the determination of the Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if the Closing Date is more than five (5) Business Days after the Anticipated Closing Date.

1.7         Closing of Innovate’s Transfer Books. At the Effective Time: (a) all shares of Innovate Common Stock (including any shares of Innovate equity securities issued pursuant to the Innovate Equity Financing on an as-converted to common stock basis) outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing such shares of Innovate Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Innovate Stockholders; and (b) the stock transfer books of Innovate shall be closed with respect to all shares of Innovate Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Innovate Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Innovate Common Stock outstanding immediately prior to the Effective Time (an “Innovate Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Innovate Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.8.

1.8         Surrender of Certificates.

(a)          On or prior to the Closing Date, Monster and Innovate shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Monster shall deposit with the Exchange Agent: (i) the aggregate number of book-entry shares representing the Merger Consideration issuable to Innovate Stockholders pursuant to Section 1.5(a); and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book-entry shares of Monster Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)          Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Innovate Stock Certificates immediately prior to the Effective Time, as set forth on the Allocation Certificate (including any shares of Innovate equity securities issued pursuant to the Innovate Equity Financing on an as-converted to common stock basis): (i) a letter of transmittal in customary form and containing such provisions on which Innovate and Monster mutually agree (and which will include a provision confirming that delivery Innovate Stock Certificates will be effected, and risk of loss and title to the Innovate Stock Certificates will pass, only upon delivery of such Innovate Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Innovate Stock Certificates in exchange for book-entry shares of Monster Common Stock. Upon surrender of an Innovate Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Innovate Stock Certificate shall be entitled to receive in exchange therefor one or more book-entry shares representing the portion of the Merger Consideration (in a number of whole shares of Monster Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Monster Common Stock pursuant to the provisions of Section 1.5(c)); and (B) upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Innovate Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Innovate Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Monster Common Stock (and cash in lieu of any fractional share of Monster Common Stock). If any Innovate Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Innovate Stock Certificate to provide an applicable affidavit with respect to such Innovate Stock Certificate and post a bond indemnifying Monster, Innovate or the Exchange Agent against any claim suffered by such Person related to the lost, stolen or destroyed Innovate Stock Certificate or any Monster Common Stock issued in exchange therefor.

(c)          No dividends or other distributions declared or made with respect to Monster Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Innovate Stock Certificate with respect to the shares of Monster Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Innovate Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)          Any portion of the Exchange Fund that remains undistributed to holders of Innovate Stock Certificates six (6) months after the Closing Date shall be delivered to Monster upon demand, and any holders of Innovate Stock Certificates who have not theretofore surrendered their Innovate Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Monster for satisfaction of their claims for Monster Common Stock, cash in lieu of fractional shares of Monster Common Stock and any dividends or distributions with respect to shares of Monster Common Stock.

(e)          Each of the Exchange Agent, Monster and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Innovate Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)          No party to this Agreement shall be liable to any holder of any Innovate Stock Certificate or to any other Person with respect to any shares of Monster Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9         Appraisal Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary, shares of Innovate Common Stock (including any shares of Innovate equity securities issued pursuant to the Innovate Equity Financing on an as-converted to common stock basis) that are outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.5(a)(i)) and are held by an Innovate Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of Innovate Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if after the Effective Time, such stockholder fails to perfect or effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Innovate Common Stock shall be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5, without interest thereon.

(b)          Innovate shall give Monster prompt written notice of any demands by dissenting stockholders received by Innovate, withdrawals of such demands and any other instruments served on Innovate and any material correspondence received by Innovate in connection with such demands. Notwithstanding any provision herein to the contrary, Innovate shall control all negotiations and proceedings with respect to such demands; provided that, (i) Innovate shall keep Monster reasonably appraised of all material events, circumstances or changes with respect to any such demand following the making thereof, and (ii) Innovate will not, except with the prior written consent of Monster (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

1.10       Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Innovate, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Innovate, in the name of Merger Sub and otherwise) to take such action.

1.11       Tax Consequences. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

1.12       Certificates.

(a)          Monster will prepare and delivery to Innovate at least two (2) Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Monster in a form reasonable acceptable to Innovate, which sets forth a true and complete list, as of immediately prior to the Effective Time of the number of Monster Outstanding Shares and each component thereof (broken down by outstanding shares of Monster Common Stock, Monster Options, Monster Warrants, and other relevant securities) (“Monster Outstanding Shares Certificate”).

(b)          Innovate will prepare and deliver to Monster at least one (1) Business Day prior to the Closing Date a certificate signed by an Officer of Innovate in a form reasonably acceptable to Monster, which sets forth a true and complete list, as of immediately prior to the Effective Time (after giving effect to the closing of the Innovate Equity Financing) of: (i) the record holders of Innovate Common Stock and Innovate Options; (ii) the number of shares of Innovate Common Stock owned and/or underlying the Innovate Options held by such holders and the per share exercise price for each such Innovate Options; and (iii) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

Article 2         REPRESENTATIONS AND WARRANTIES OF Innovate

Innovate represents and warrants to Monster and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Innovate to Monster (the “Innovate Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Innovate Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Innovate Disclosure Schedule by reference to another section or subsection of the Innovate Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Innovate Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Innovate Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Innovate Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1         Due Organization; Organizational Documents.

(a)          Innovate does not have any Subsidiaries. Innovate has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Innovate has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)          Innovate is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Innovate Contracts.

(c)          Innovate is qualified to do business as a foreign corporation and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute an Innovate Material Adverse Effect.

(d)          Each director and officer of Innovate as of the date of this Agreement is set forth in Section 2.1(d) of the Innovate Disclosure Schedule.

(e)          Innovate has delivered or made available to Monster accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Innovate.

2.2         Authority; Vote Required.

(a)          Innovate has all necessary corporate power and authority to enter into and, subject to the Required Innovate Stockholder Vote, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Innovate Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Innovate and Innovate Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Innovate Stockholder Matters by the Innovate Stockholders and directed that the Innovate Stockholder Matters be submitted for consideration by Innovate Stockholders in connection with the solicitation of the Required Innovate Stockholder Vote; and (iv) approved the Innovate Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Innovate and, assuming the due authorization, execution and delivery by Monster and Merger Sub, constitutes the legal, valid and binding obligation of Innovate, enforceable against Innovate in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          The affirmative vote of the holders of at least a majority of the shares of Innovate Common Stock, as outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Innovate Stockholder Matters, in a form reasonably acceptable to Monster (each, an “Innovate Stockholder Written Consent” and collectively, the “Innovate Stockholder Written Consents”) and entitled to vote thereon (collectively, the “Required Innovate Stockholder Vote”), is the only vote of the Innovate Stockholders necessary to approve the Innovate Stockholder Matters. The shares of Innovate Common Stock covered by the Innovate Stockholder Support Agreements are sufficient to obtain the Required Innovate Stockholder Vote.

2.3         Non-Contravention; Consents.

(a)          The execution and delivery of this Agreement by Innovate does not, and the performance of this Agreement by Innovate will not: (i) conflict with or violate the certificate of incorporation or bylaws of Innovate; (ii) subject to obtaining the Required Innovate Stockholder Vote and compliance with the requirements set forth in Section 2.3(b) below, (A) conflict with or violate any Legal Requirement applicable to Innovate by which its properties is bound or affected, except for any such conflicts or violations that would not constitute an Innovate Material Adverse Effect, or (B) require Innovate to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Innovate’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of pursuant to, any Innovate Material Contract, except as would not constitute an Innovate Material Adverse Effect.

(b)          No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Innovate in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4         Capitalization.

(a)          The authorized capital stock of Innovate as of the date of this Agreement consists of: 250,000,000 shares of common stock, par value $0.001 per share (the “Innovate Common Stock”), of which 31,545,000 shares are issued and outstanding as of the date of this Agreement. Innovate does not hold any of its capital stock in treasury. All of the outstanding shares of Innovate Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no outstanding Innovate Warrants. Section 2.4(a) of the Innovate Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Innovate Common Stock and the number of shares of Innovate Common Stock held by such holder.

(b)          Except for the 2016 Stock Incentive Plan (the “Innovate Plan”), Innovate does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Innovate has reserved 20,000,000 shares of Innovate Common Stock for issuance under the Innovate Plan. As of the date of this Agreement, of such reserved shares of Innovate Common Stock, no shares have been issued pursuant to the exercise of outstanding options, options to purchase 2,824,150 shares have been granted and are currently outstanding, and 17,175,850 shares of Innovate Common Stock remain available for future issuance pursuant to the Innovate Plan. Section 2.4(b) of the Innovate Disclosure Schedule sets forth the following information with respect to each Innovate Option outstanding, as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Innovate Common Stock subject to such Innovate Option as of the date of this Agreement; (iii) the exercise price of such Innovate Option; (iv) the date on which such Innovate Option was granted; and (v) the date on which such Innovate Option expires. No vesting of Innovate Options will accelerate as a result of the Merger.

(c)          Except for the Innovate Convertible Notes set forth on Section 2.4(a) of the Innovate Disclosure Schedule, for the Innovate Bridge Financing Notes which are to be issued after the date of the Agreement but prior to the Effective Time,  and for the Innovate Options set forth on Section 2.4(b) of the Innovate Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Innovate; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Innovate; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Innovate is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Innovate. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based or other similar rights with respect to Innovate.

(d)          (i) None of the outstanding shares of Innovate Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Innovate Common Stock are subject to any right of first refusal in favor of Innovate; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of Innovate having a right to vote on any matters on which the Innovate Stockholders have a right to vote; (iv) there is no Innovate Contract to which Innovate are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Innovate Common Stock. Innovate is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Innovate Common Stock or other securities.

(e)          All outstanding shares of Innovate Common Stock, as well as all Innovate Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5         Financial Statements.

(a)          Section 2.5(a) of the Innovate Disclosure Schedule includes true and complete copies of (i) Innovate’s audited consolidated balance sheets at December 31, 2015 and December 31, 2016, (ii) the Innovate Unaudited Interim Balance Sheet, (iii) Innovate’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2015 and December 31, 2016, and (iv) Innovate’s unaudited statements of income, cash flow and shareholders’ equity for the 3 months ended March 31, 2017 (collectively, the “Innovate Financials”). The Innovate Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Innovate Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Innovate as of the dates and for the periods indicated therein.

(b)          Innovate maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Innovate maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

2.6         Absence of Changes. Since December 31, 2016 through the date of this Agreement, Innovate has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had an Innovate Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Monster pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7         Title to Assets. Innovate owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Innovate Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Innovate; and (iii) liens listed in Section 2.7 of the Innovate Disclosure Schedule.

2.8         Real Property; Leaseholds. Innovate does not currently owns or has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Innovate Disclosure Schedule (the “Innovate Leases”), which are each in full force and effective, with no existing material default thereunder.

2.9         Intellectual Property.

(a)          Innovate owns, or has the right to use, and has the right to bring actions for the infringement of, all Innovate IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute an Innovate Material Adverse Effect.

(b)          Section 2.9(b) of the Innovate Disclosure Schedule is an accurate, true and complete listing of all Innovate Registered IP.

(c)          Section 2.9(c) of the Innovate Disclosure Schedule accurately identifies: (i) all Innovate IP Rights licensed to Innovate (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Innovate’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Innovate Contracts pursuant to which such Innovate IP Rights are licensed to Innovate; (iii) whether the license or licenses granted to Innovate are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Innovate IP Rights.

(d)          Section 2.9(d) of the Innovate Disclosure Schedule accurately identifies each Innovate Contract pursuant to which any Person (other than Innovate) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Innovate IP Rights. Innovate is not bound by, and no Innovate IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Innovate to use, exploit, assert or enforce any Innovate IP Rights anywhere in the world, in each case as would materially limit the business of Innovate as currently conducted or planned to be conducted.

(e)          Innovate solely owns all right, title, and interest to and in Innovate IP Rights (other than Innovate IP Rights (i) exclusively or non-exclusively licensed to Innovate, as identified in Section 2.9(c) of the Innovate Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Innovate’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)          All documents and instruments necessary to register or apply for or renew registration of all Innovate Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute an Innovate Material Adverse Effect.

(ii)         Each Person who is or was an employee or contractor of Innovate and who is or was involved in the creation or development of any Innovate IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Innovate and confidentiality provisions protecting trade secrets and confidential information of Innovate. To the Knowledge of Innovate, no current or former stockholder, officer, director, employee or contractor of Innovate has any claim, right (whether or not currently exercisable), or interest to or in any Innovate IP Rights. To the Knowledge of Innovate, no employee or contractor of Innovate is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Innovate or (b) in breach of any Contract with any current or former employer or other Person concerning Innovate IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Innovate IP Rights.

(iii)        No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Innovate IP Rights in which Innovate has an ownership interest.

(iv)        Innovate has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Innovate, or purports to hold, as a trade secret.

(v)         Innovate has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Innovate IP Rights to any other Person.

(vi)        To the Knowledge of Innovate, the Innovate IP Rights constitute all Intellectual Property necessary for Innovate to conduct its business as currently conducted or planned to be conducted.

(f)          The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Innovate (i) does not violate or constitute a breach of any license or agreement between Innovate and any third party, and, (ii) to the Knowledge of Innovate, does not infringe or misappropriate any Intellectual Property right of any other party. Innovate has disclosed in correspondence to Monster the third-party patents and patent applications found during all freedom to operate searches that were conducted by Innovate related to any product or technology currently licensed or sold or under development by Innovate. To the Knowledge of Innovate, no third party is infringing upon or misappropriating, or violating any license or agreement with Innovate relating to, any Innovate IP Rights. There is no current or, to the Knowledge of Innovate, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Innovate IP Rights, nor has Innovate or any of its Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Innovate or any of its Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(g)          Each item of Innovate IP Rights that is Innovate Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Innovate Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute an Innovate Material Adverse Effect.

(h)          No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Innovate conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Innovate has or purports to have an ownership interest has been impaired as determined by Innovate in accordance with GAAP.

2.10       Material Contracts.

(a)          Section 2.10(a) of the Innovate Disclosure Schedule lists the following Innovate Contracts, effective as of the date of this Agreement other than Innovate Employee Plans (each, an “Innovate Material Contract” and collectively, the “Innovate Material Contracts”):

(i)          each Innovate Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)         each Innovate Contract requiring payments by Innovate after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Innovate on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Innovate’s or its successor’s ability to terminate employees at will;

(iii)        each Innovate Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iv)        each Innovate Contract containing any covenant limiting the freedom of Innovate or the Surviving Corporation to engage in any line of business or compete with any Person;

(v)         each Innovate Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(vi)        each Innovate Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity not entered into in the Ordinary Course of Business;

(vii)       each Innovate Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Innovate or any loans or debt obligations with officers or directors of Innovate;

(viii)      each Innovate Contract requiring payment by or to Innovate after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Innovate; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Innovate has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Innovate has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Innovate; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Innovate or any Contract to sell, distribute or commercialize any products or service of Innovate, in each case, except for Innovate Contracts entered into in the Ordinary Course of Business;

(ix)         each Innovate Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Innovate in connection with the Contemplated Transactions;

(x)          each Innovate IP Rights Agreement other than those that are immaterial;

(xi)         each Innovate Lease; or

(xii)        any other Innovate Contract that is not terminable at will (with no penalty or payment) by Innovate and (A) which involves payment or receipt by Innovate after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of Innovate.

(b)          Innovate has delivered or made available to Monster accurate and complete (except for applicable redactions thereto) copies of all Innovate Material Contracts, including all amendments thereto. There are no Innovate Material Contracts that are not in written form. Innovate has not, and to Innovate’s Knowledge, as of the date of this Agreement no other party to an Innovate Material Contract has, materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Innovate Material Contract in such manner as would permit any other party to cancel or terminate any such Innovate Material Contract that would result in an Innovate Material Adverse Effect. As to Innovate, as of the date of this Agreement, each Innovate Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.11       Undisclosed Liabilities. As of the date of this Agreement, Innovate has no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Innovate Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Innovate since the date of the Innovate Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $250,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Innovate under Innovate Contracts, including the reasonably expected performance of such Innovate Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (f) Liabilities listed in Section 2.11 of the Innovate Disclosure Schedule.

2.12       Compliance; Permits; Restrictions.

(a)          Innovate is, and since December 31, 2016 has been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute an Innovate Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Innovate, threatened against Innovate. There is no Contract, judgment, injunction, order or decree binding upon Innovate which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Innovate or any Innovate Subsidiary, any acquisition of material property by Innovate or the conduct of business by Innovate as currently conducted, (ii) would reasonably be expected to have an adverse effect on Innovate’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)          Innovate holds all required Governmental Authorizations which are material to the operation of the business of Innovate (the “Innovate Permits”) as currently conducted. Section 2.12(b) of the Innovate Disclosure Schedule identifies each Innovate Permit. As of the date of this Agreement, Innovate is in material compliance with the terms of the Innovate Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Innovate, threatened, which seeks to revoke or suspend any Innovate Permit. The rights and benefits of each material Innovate Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Innovate immediately prior to the Effective Time.

(c)          There are no proceedings pending or, to the Knowledge of Innovate, threatened with respect to an alleged violation by Innovate of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)          Innovate holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Innovate as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Innovate Product Candidates”) (collectively, the “Innovate Regulatory Permits”), and no such Innovate Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated. Innovate is in compliance in all material respects with the Innovate Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Innovate Regulatory Permit or (B) any revocation, withdrawal, suspension, cancelation, or termination of any Innovate Regulatory Permit. Innovate has made available to Monster all information requested by Monster in Innovate’s possession or control relating to the Innovate Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Innovate Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e)          All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Innovate or in which Innovate or its current products or product candidates, including the Innovate Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since December 31, 2016, Innovate has not received any notices, correspondence or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of Innovate threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Innovate or in which Innovate or its current products or product candidates, including the Innovate Product Candidates, have participated.

(f)          Innovate is not the subject of any pending, or to the Knowledge of Innovate, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Innovate, Innovate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Innovate Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Innovate nor to the Knowledge of Innovate, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Innovate, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Innovate or any of its respective officers, employees or agents.

2.13       Tax Matters.

(a)          Innovate has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Innovate is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Innovate does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)          All material Taxes due and owing by Innovate on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Innovate have been reserved for on the Innovate Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Innovate Unaudited Interim Balance Sheet, Innovate has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)          Innovate has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)          There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Innovate’s Unaudited Interim Balance Sheet) upon any of the assets of Innovate.

(e)          No material deficiencies for Taxes with respect to Innovate have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Innovate. Innovate has delivered or made available to Monster complete and accurate copies of all federal income Tax and all other material Tax Returns of Innovate for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Innovate, with respect to federal income Tax and all other material Taxes. Innovate has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)          Innovate has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g)          Innovate has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)          Innovate is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)          Innovate has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Innovate) for federal, state, local or foreign Tax purposes. Innovate has no any Liability for the Taxes of any Person (other than Innovate) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)          Innovate has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)          Innovate will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l)          Innovate is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Innovate, other arrangement or contract which is treated as a partnership for Tax purposes.

(m)          Innovate has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)          Innovate has not taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14       Employee and Labor Matters; Benefit Plans.

(a)          The employment of the Innovate employees is terminable by Innovate at will (or otherwise in accordance with general principles of wrongful termination law).

(b)          Innovate is not a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Innovate, seeking to represent any employees of Innovate.

(c)          There has never been, nor, to the Knowledge of Innovate has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity or any similar activity or dispute, affecting Innovate.

(d)          Innovate is not and has not been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Innovate, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Innovate Associate, including charges of unfair labor practices or discrimination complaints that individually or in the aggregate would result in material Liability to Innovate.

(e)          Section 2.14(e) of the Innovate Disclosure Schedule lists, as of the date of this Agreement, the material Innovate Employee Plans. “Innovate Employee Plans” means all written and non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), which are currently in effect or could result in Liability to Innovate relating to any present or former employee, independent contractor or director of Innovate or any Innovate Affiliate or which is maintained by, administered or contributed to by, or required to be contributed to by, Innovate, or any Innovate Affiliate.

(f)          Each Innovate Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Innovate, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Innovate Employee Plan or the exempt status of any related trust.

(g)          Each Innovate Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. In all material respects, Innovate and each Innovate Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Innovate Employee Plans. Neither Innovate nor any Innovate Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Innovate Employee Plans. All contributions required to be made by Innovate or any Innovate Affiliate to any Innovate Employee Plan with respect to prior periods have been paid or provided for in accordance with the provisions of such Innovate Employee Plan or applicable Legal Requirements. No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Innovate, is threatened against or with respect to any Innovate Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or other Governmental Body.

(h)          Innovate has not engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Innovate has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Innovate Employee Plan subject to ERISA and Innovate has not been assessed any civil penalty under Section 502(l) of ERISA.

(i)          No Innovate Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Innovate nor any Innovate Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Innovate Employee Plan is a Multiemployer Plan, and neither Innovate nor any Innovate Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(j)          No Innovate Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Innovate Employee Plan qualified under Section 401(a) of the Code. Innovate does not sponsor or maintain any self-funded employee benefit plan. No Innovate Employee Plan covers any employees whose principal work location is based.

(k)          Neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in connection with any other event, such as termination of employment) will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any Innovate Associate.

(l)          To the Knowledge of Innovate, no payment pursuant to any Innovate Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Innovate, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(m)          Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and guidance thereunder) maintained by or under which Innovate makes, is obligated to make or promises to make, payments (each a “Innovate 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Innovate 409A Plan is, or to the Knowledge of Innovate will be, subject to the penalties of Code Section 409A(a)(1).

(n)          No current or former independent contractor of Innovate would reasonably be deemed to be a misclassified employee. Innovate has no material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer or (C) any employee currently or formerly classified as exempt from overtime wages. Innovate has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Innovate prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)          Except as set forth in Section 2.14(o) of the Innovate Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Innovate, (ii) materially increase or otherwise enhance any benefits otherwise payable by Innovate, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Innovate or (v) result in the forgiveness in whole or in part of any outstanding loans made by Innovate to any Person.

(p)          With respect to each material Innovate Employee Plan, Innovate has made available to Monster a true and complete copy of, to the extent applicable, (i) such Innovate Employee Plan, (ii) the most recent annual report (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Innovate Employee Plan, (iv) the most recent summary plan description for each Innovate Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Innovate, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Innovate Employee Plan.

2.15       Insurance.

(a)          Innovate has delivered or made available to Monster accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Innovate, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Innovate are in material compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since December 31, 2016 ,Innovate has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of material rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Innovate. Information provided to insurance carriers (in applications and otherwise) on behalf of Innovate is accurate and complete. Innovate has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Innovate, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Innovate of its intent to do so.

(b)          Innovate has delivered to Monster accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Innovate as of the date of this Agreement (the “Existing Innovate D&O Policies”). Section 2.16(b) of the Innovate Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Innovate with respect to the Existing Innovate D&O Policies. All premiums for the Existing Innovate D&O Policies have been paid as of the date hereof.

2.16       Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, and, to the Knowledge of Innovate, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Innovate, or to the Knowledge of Innovate, any director or officer of Innovate (in his or her capacity as such) or any of the material assets owned or used by Innovate; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any Legal Proceedings that would not constitute an Innovate Material Adverse Effect. To the Knowledge of Innovate, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which Innovate, or any of the material assets owned or used by Innovate, is subject. To the Knowledge of Innovate, no officer of Innovate is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Innovate from engaging in or continuing any conduct, activity or practice relating to the business of Innovate or to any material assets owned or used by Innovate.

2.17       Inapplicability of Anti-takeover Statutes. The Innovate Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Innovate Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Innovate Stockholder Support Agreements or any of the other Contemplated Transactions.

2.18       No Financial Advisor. Except as set forth on Section 2.18 of the Innovate Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Innovate.

2.19       Disclosure. The information supplied by Innovate for inclusion in the Proxy Statement / Information Statement (including any Innovate Financials) will not, as of the date of the Proxy Statement / Information Statement or as of the date such information is first mailed to Monster Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.20       Exclusivity of Representations; Reliance.

(a)          Except as expressly set forth in this Article 2, neither Innovate nor any Person on behalf of Innovate has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Innovate or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)          Innovate acknowledges and agrees that, except for the representations and warranties of Monster and Merger Sub set forth in Article 3, neither Innovate nor its Representatives is relying on any other representation or warranty of Monster, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 3        REPRESENTATIONS AND WARRANTIES OF MONSTER AND MERGER SUB

Monster and Merger Sub represent and warrant to Innovate as follows, except as set forth in the written disclosure schedule delivered by Monster to Innovate (the “Monster Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Monster Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Monster Disclosure Schedule by reference to another section or subsection of the Monster Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Monster Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Monster Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Monster Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1         Subsidiaries; Due Organization; Organizational Documents.

(a)          Section 3.1(a) of the Monster Disclosure Schedule identifies each Subsidiary of Monster (the “Monster Subsidiaries”). Other than Merger Sub, the Monster Subsidiaries, Monster does not have any Subsidiaries and Monster does not own any capital stock of, or any equity interest of any nature in, any other Entity. Monster has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Monster has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)          Each of Monster, the Monster Subsidiaries, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Monster Contracts.

(c)          Each of Monster, the Monster Subsidiaries, and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Monster Material Adverse Effect.

(d)          Each director and officer of Monster and Merger Sub as of the date of this Agreement is set forth in Section 3.1(d) of the Monster Disclosure Schedule.

(e)          Merger Sub is a direct wholly-owned subsidiary of Monster, and was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f)          Monster has delivered or made available to Innovate accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Monster, the Monster Subsidiaries, and Merger Sub, and (ii) any code of conduct or similar policy adopted by Monster or by the Monster Board of Directors or any committee thereof.

3.2         Authority; Vote Required.

(a)          Each of Monster and Merger Sub has all necessary corporate power and authority to enter into and, subject to the Required Monster Stockholder Vote and the Required Merger Sub Stockholder Vote, as applicable, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Monster Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Monster and the Monster Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Monster Stockholder Matters by the Monster Stockholders and directed that the Monster Stockholder Matters be submitted for consideration by the Monster Stockholders in connection with the solicitation of the Required Monster Stockholder Vote; and (iv) approved the Monster Stockholder Support Agreements and the transactions contemplated thereby. The Merger Sub Board of Directors has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Monster and Merger Sub and, assuming the due authorization, execution and delivery by Innovate, constitutes the legal, valid and binding obligation of Monster and Merger Sub, enforceable against Monster and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          (i) The affirmative vote of the holders of a majority of outstanding shares of Monster Common Stock is the only vote of the holders of any class or series of Monster Capital Stock necessary to approve the Monster Stockholder Matters (the “Required Monster Stockholder Vote”) and (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

3.3         Non-Contravention; Consents.

(a)          The execution and delivery of this Agreement by Monster does not, and the performance of this Agreement by Monster and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Monster, Merger Sub, or the equivalent organizational documents of any of Monster’s Subsidiaries; (ii) subject to obtaining the Required Monster Stockholder Vote and the Required Merger Sub Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, (A) conflict with or violate any Legal Requirement applicable to Monster, Merger Sub, or any of Monster’s Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Monster Material Adverse Effect; or (B) require Monster, Merger Sub, or any of Monster’s Subsidiaries to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Monster’s, Merger Sub’s, or any of Monster’s Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Monster, Merger Sub, or any of Monster’s Subsidiaries pursuant to, any Monster Material Contract, except as would not constitute a Monster Material Adverse Effect.

(b)          No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Monster, Merger Sub, or any of Monster’s Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4         Capitalization.

(a)          The authorized capital stock of Monster as of the date of this Agreement consists of: (i) 100,000,000 shares of shares of common stock, par value $0.001 per share (the “Monster Common Stock”), of which 9,343,202 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Monster Preferred Stock”), of which no shares are outstanding as of the date of this Agreement. Monster does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of Monster Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Monster Warrants to purchase 4,224,664 shares of Monster Common Stock. Section 3.4(a) of the Monster Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Monster Common Stock and the number of shares of Monster Common Stock held by each such record holder and (B) (1) each holder of issued and outstanding Monster Warrants, (2) the number and type of shares subject to such Monster Warrants, (3) the exercise price of each such Monster Warrant, and (4) the termination date of each such Monster Warrant.

(b)          Except for the Monster 2012 Omnibus Incentive Plan (the “Monster Plan”), Monster does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Monster has reserved 970,350 shares of Monster Common Stock for issuance under the Monster Plan. As of the date of this Agreement, of such reserved shares of Monster Common Stock, (i) 16,834 shares have been issued pursuant to the exercise of outstanding options and no options to purchase shares have been granted and are currently outstanding, (ii)808,467 shares have been issued pursuant to restricted stock grants, and (iii) 145,049 shares of Monster Common Stock remain available for future issuance pursuant to the Monster Plan. Section 3.4(b) of the Monster Disclosure Schedule sets forth the following information with respect to each Monster Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Monster Common Stock subject to such Monster Option as of the date of this Agreement, (3) the exercise price of such Monster Option, (4) the date on which such Monster Option was granted, (5) the date on which such Monster Option expires, and (6) the vesting schedule applicable to such Monster Option, including the extent vested to date and whether by its terms the vesting of such Monster Option would be accelerated by the Contemplated Transactions.

(c)          Except as set forth on Section 3.4(c)) of the Monster Disclosure Schedule and except for the outstanding Monster Warrants set forth on Section 3.4(a) of the Monster Disclosure Schedule and for the Monster Options set forth on Section 3.4(b) of the Monster Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Monster, Merger Sub, or any of Monster’s Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Monster, Merger Sub, or any of Monster’s Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Monster, Merger Sub, or any of Monster’s Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Monster, Merger Sub, or any of Monster’s Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Monster, Merger Sub, or any of Monster’s Subsidiaries.

(d)          Except as set forth in Section 3.4(d) of the Monster Disclosure Schedule, (i) none of the outstanding shares of Monster Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Monster Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Monster, Merger Sub, or any of Monster’s Subsidiaries, as applicable; (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of Monster, Merger Sub, or any of Monster’s Subsidiaries having a right to vote on any matters on which the Monster Stockholders or the sole stockholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Monster Contract to which Monster, Merger Sub, or any of Monster’s Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Monster Capital Stock or Merger Sub Capital Stock. Neither Monster nor Merger Sub is under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Monster Capital Stock, Merger Sub Capital Stock or other securities.

(e)          The authorized capital of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share (“Merger Sub Capital Stock”), all of which are, and at the Effective Time will be, issued and outstanding and held of record by Monster. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(f)          All outstanding shares of Monster Capital Stock and Merger Sub Capital Stock, as well as all Monster Options, and all Monster Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5         SEC Filings; Financial Statements.

(a)          Monster has made available to Innovate accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Monster with the SEC since January 1, 2017 (the “Monster SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Monster or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Monster SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Monster SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Monster SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          The financial statements (including any related notes) contained or incorporated by reference in the Monster SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount, individually or in the aggregate) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Monster and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Monster and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Monster SEC Documents filed prior to the date hereof, there has been no material change in Monster’s accounting methods or principles that would be required to be disclosed in Monster’s financial statements in accordance with GAAP. The books of account and other financial records of Monster and its consolidated Subsidiaries are true and complete in all material respects.

(c)          Monster’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Monster, “independent” with respect to Monster within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Monster, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Monster Accounting Oversight Board thereunder.

(d)          Except as set forth in Section 3.5(d) of the Monster Disclosure Schedule, from December 31, 2016 through the date hereof, Monster has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Monster Common Stock on The NASDAQ Capital Market. Monster has not disclosed any unresolved comments in its Monster SEC Documents.

(e)          Since December 31, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Monster, the Monster Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)          Each of Monster and its Subsidiaries are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and, except as set forth in Section 3.5(f) of the Monster Disclosure Schedule, the applicable listing and governance rules and regulations of The NASDAQ Capital Market.

(g)          Each of Monster and its Subsidiaries maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that each of Monster and its Subsidiaries maintains records that in reasonable detail accurately and fairly reflect transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Monster Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets that could have a material effect on Monster’s and its consolidated Subsidiaries financial statements. Monster has evaluated the effectiveness of Monster’s and its Subsidiaries’ internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Monster SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Monster has disclosed to Monster’s auditors and the Audit Committee of the Monster Board of Directors (and made available to Innovate a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Monster’s or its Subsidiaries’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Monster’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Monster SEC Documents filed prior to the date hereof, Monster has not identified any material weaknesses in the design or operation of Monster’s or its Subsidiaries’ internal control over financial reporting. Since December 31, 2016, there have been no material changes in Monster’s or and its Subsidiaries’ internal control over financial reporting.

(h)          Monster’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Monster in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Monster’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.6         Absence of Changes. Except as set forth in Section 3.6 of the Monster Disclosure Schedule, between March 31, 2017 and the date of this Agreement, and there has not been any event that has had a Monster Material Adverse Effect.

3.7         Title to Assets. Each of Monster and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Monster Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Monster or any Monster’s Subsidiaries; and (iii) liens listed in Section 3.7 of the Monster Disclosure Schedule.

3.8         Real Property; Leaseholds. Neither Monster or any of its and its Subsidiaries currently owns owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the Monster Disclosure Schedule (the “Monster Leases”), which are each in full force and effective, with no existing material default thereunder.

3.9         Intellectual Property.

(a)          Monster owns, or has the right to use, and has the right to bring actions for the infringement of, all Monster IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute a Monster Material Adverse Effect.

(b)          Except for the Spinoff IP Assets, Section 3.9(b) of the Monster Disclosure Schedule is an accurate, true and complete listing of all Monster Registered IP.

(c)          Except for the Spinoff IP Assets, Section 3.9(c) of the Innovate Disclosure Schedule accurately identifies (i) all Monster IP Rights licensed to Monster or any of its Subsidiaries (including any Open Source Licenses); (ii) the corresponding Monster Contracts pursuant to which such Monster IP Rights are licensed to Monster or any of its Subsidiaries’; (iii) whether the license or licenses granted to Monster or any its Subsidiaries’ are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Monster IP Rights.

(d)          Except for the Spinoff IP Assets, Section 3.9(d) of the Monster Disclosure Schedule accurately identifies each Monster Contract pursuant to which any Person (other than Monster or any of its Subsidiaries) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Monster IP Rights. Monster is not bound by, and no Monster IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Monster or any of its Subsidiaries to use, exploit, assert or enforce any Monster IP Rights anywhere in the world, in each case as would materially limit the business of Monster as currently conducted or planned to be conducted (including the Surviving Corporation after the Effective Time).

(e)          Monster or one of its Subsidiaries solely owns all right, title, and interest to and in Monster IP Rights (other than Monster IP Rights (i) exclusively or non-exclusively licensed to Monster or one of its Subsidiaries, as identified in Section 3.9(c) of the Monster Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Monster’s or any of its Subsidiaries; products or services, or (iii) the Spinoff IP Assets) free and clear of any Encumbrances. Without limiting the generality of the foregoing and except as set forth in Section 3.9(e) of the Monster Disclosure Schedule:

(i)          All documents and instruments necessary to register or apply for or renew registration of all Monster Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not have a Monster Material Adverse Effect.

(ii)         Each Person who is or was an employee or contractor of Monster or any Monster Subsidiary and who is or was involved in the creation or development of any Monster IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Monster or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Monster and its Subsidiaries. To the Knowledge of Monster and its Subsidiaries, no current or former stockholder, officer, director, employee or contractor of Monster or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Monster IP Rights. To the Knowledge of Monster and its Subsidiaries, no employee or contractor of Monster or any or any Monster Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Monster or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Monster IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Monster IP Rights.

(iii)        No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Monster IP Rights in which Monster or any of its Subsidiaries has an ownership interest.

(iv)        Monster and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Monster or such Subsidiary holds, or purports to hold, as a trade secret.

(v)         Neither Monster nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Monster IP Rights to any other Person.

(vi)        To the Knowledge of Monster and its Subsidiaries, the Monster IP Rights constitute all Intellectual Property necessary for Monster and its Subsidiaries to conduct its business as currently conducted or planned to be conducted (including the Surviving Corporation after the Effective Time).

(f)          Neither Monster nor any Monster Subsidiary is a party to any Contract that, as a result of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will impair the right or ability of Monster or the Surviving Corporation and its Subsidiaries to conducts its business after the Effective Time (after taking into account the Permitted Monster Asset Sale and Spinoff).

(g)          Except as set forth on Schedule 3.9(g), there is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Monster IP Rights, nor has Monster of any of its Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Monster or any of its Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)          Not including the Spinoff IP Assets, Each item of Monster IP Rights that is Monster Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Monster Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not have a Monster Material Adverse Effect.

(i)          Not including the Spinoff IP Assets No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Monster or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person.

(j)          (i) Except as set forth on Schedule 3.9(j)(i), Monster is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Monster nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement

(k)          Neither Monster nor any of its Subsidiaries has distributed any software under an Open Source License in a manner that would require any material technology that is owned by Monster or any Affiliate to (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of that software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of that software. Monster and its Subsidiaries are in compliance in all material respects with all Open Source Licenses to which they are subject.

(l)          Monster has made available to Innovate a complete and correct list of all of Monster’s and its Subsidiaries’ inventory held for sale, and all of their respective raw materials, work in process, finished products, wherever the same may be located, (the “Inventory”) as of the date of the Monster Unaudited Interim Balance Sheet. All items of Inventory are (i) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business consistent with past practice, and (ii) free of material defects and damage.

(m)          Monster has made available to Innovate complete and correct copies of all forms of warranties and guaranties, including any oral warranties and guaranties, given by Monster or any of its Subsidiaries currently in effect with respect to products of Monster or any Subsidiaries and any material deviations from or modifications to such warranties and guaranties. Except for warranty claims not exceeding $25,000 in the aggregate, neither Monster nor any of its Subsidiaries has received any warranty claims, has any written warranty claims pending, or, to the Knowledge of Monster, is threatened with any warranty claims under any Contract, and, to the Knowledge of Monster, there is no basis for any such claim. Monster’s and its Subsidiaries’ warranty reserves as set forth in Monster Unaudited Interim Balance Sheet has been calculated utilizing historical warranty experience rates consistent with past practice and, to Knowledge of Monster, is sufficient to cover the unexpired warranty liabilities of Monster and its Subsidiaries.

(n)          Except for warranty claims received and processed in the ordinary course of business, each product that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, by Monster or any of its Subsidiaries to any Person has conformed to the terms of the applicable warranty, in all material respects. Neither Monster nor any of its Subsidiaries has received any written notice of a claim against Monster or any of its Subsidiaries alleging a design or manufacturing defect in any product, excluding any and all requests for product returns in the ordinary course of business consistent with the past experience of Monster and its Subsidiaries that have not had and are not reasonably expected to result in, individually or in the aggregate, any material Liabilities to Monster and its Subsidiaries taken as a whole. None of the products that have been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, by Monster or any of its Subsidiaries have been the subject of any recall or other similar action

3.10         Material Contracts. Section 3.10 of the Monster Disclosure Schedule lists the following Monster Contracts, effective as of the date of this Agreement other than Monster Employee Plans (each, a “Monster Material Contract” and collectively, the “Monster Material Contracts”):

(i)          each Monster Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)         each Monster Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Monster or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Monster’s ability to terminate employees at will;

(iii)        each Monster Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iv)        each Monster Contract containing (A) any covenant limiting the freedom of Monster, its Subsidiaries, or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(v)         not including the Spinoff Contracts, each Monster Contract relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(vi)        each Monster Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vii)       each Monster Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Monster or any of its Subsidiaries or any loans or debt obligations with officers or directors of Monster;

(viii)      not including the Spinoff Contracts, each Monster Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Monster; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Monster has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Monster has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Monster; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Monster or any Contract to sell, distribute or commercialize any products or service of Monster, except agreements in the Ordinary Course of Business;

(ix)         each Contract related to rebates;

(x)         each Monster Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Monster in connection with the Contemplated Transactions;

(xi)         not including the Spinoff Contracts, each Monster IP Right Agreement;

(xii)        each Monster Lease; or

(xiii)       not including the Spinoff Contracts, any other Monster Contract that is not terminable at will (with no penalty or payment) by Monster and (A) which involves payment or receipt by Monster or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $10,000 in the aggregate, or obligations after the date of this Agreement in excess of $10,000 in the aggregate, or (B) that is material to the business or operations of Monster or its Subsidiaries.

(b)          Monster has delivered or made available to Innovate accurate and complete (except for applicable redactions thereto) copies of all Monster Material Contracts, including all amendments thereto. There are no Monster Material Contracts that are not in written form. Neither Monster nor any of its Subsidiaries, nor to Monster’s Knowledge, as of the date of this Agreement has any other party to a Monster Material Contract (as defined below) breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Monster Material Contract in such manner as would permit any other party to cancel or terminate any such Monster Material Contract, or would permit any other party to seek damages that constitutes a Monster Material Adverse Effect. As of the date of this Agreement, each Monster Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11       Undisclosed Liabilities.

(a)          As of the date of this Agreement, Monster and its Subsidiaries have no Liabilities, except for: (i) Liabilities identified as such in the Monster Unaudited Interim Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Monster or its Subsidiaries since the date of the Monster Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $250,000 in the aggregate; (iii) Liabilities for performance in the Ordinary Course of Business of obligations of Monster or its Subsidiaries under Monster Contracts, including the reasonably expected performance of such Monster Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (iv) Liabilities described in Section 3.11 of the Monster Disclosure Schedule; (v) Liabilities incurred in connection with the Contemplated Transactions; and (vi) the Assumed Liabilities.

(b)          As of and following the Closing, the aggregate monthly payment to service and remain current on the Assumed Liabilities (in accordance with the terms of such obligations and without defaulting on such) is and will be no greater than $100,000 per month.

3.12       Compliance; Permits; Restrictions.

(a)          Monster is, and since January 1, 2016, each of Monster and its Subsidiaries has been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Monster Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Monster, threatened against Monster or any of its Subsidiaries. There is no Contract, judgment, injunction, order or decree binding upon Monster or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing impair the right or ability of Monster or the Surviving Corporation and its Subsidiaries to conducts its business after the Effective Time (after taking into account the Permitted Monster Asset Sale and Spinoff), (ii) would reasonably be expected to have an adverse effect on Monster’s or its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

3.13       Tax Matters.

(a)          Each of Monster and its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Monster nor any Monster Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where Monster or its Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b)          All material Taxes due and owing by Monster or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Monster and its Subsidiaries have been reserved for on the Monster Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Monster Unaudited Interim Balance Sheet, Monster has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)          Monster and each Monster Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)          There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Monster’s Unaudited Interim Balance Sheet) upon any of the assets of Monster or any Monster Subsidiary.

(e)          No material deficiencies for Taxes with respect to Monster or any Monster Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Monster or any Monster Subsidiary. No issues relating to Taxes of Monster or any Monster Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Monster has delivered or made available to Innovate complete and accurate copies of all federal income Tax and all other material Tax Returns of Monster or any Monster Subsidiary (and the predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Monster or any Monster Subsidiary with respect to federal income Tax and all other material Taxes. Neither Monster nor or any Monster Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)          All material elections with respect to Taxes affecting Monster or any Monster Subsidiary as of the date hereof are set forth on Section 3.13 of the Monster Disclosure Schedule. Neither Monster nor or any Monster Subsidiary has: (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Monster or any Monster Subsidiary; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)          Neither Monster nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)          Neither Monster nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)          Neither Monster nor any of its Subsidiaries have ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Monster or any of its Subsidiaries) for federal, state, local or foreign Tax purposes. Monster has no Liability for the Taxes of any Person (other than Monster) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j)          Neither Monster nor any of its Subsidiaries have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)          Neither Monster nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Monster, other arrangement or contract which is treated as a partnership for Tax purposes.

(l)          Neither Monster nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m)          Neither Monster nor any of its Subsidiaries have entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)          Neither Monster nor any of its Subsidiaries have not taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14       Employee and Labor Matters; Benefit Plans.

(a)          The employment of each of the Monster and Monster Subsidiary employees is terminable by Monster or the applicable Monster Subsidiary `at will (or otherwise in accordance with general principles of wrongful termination law). Monster has made available to Innovate accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Monster Associates to the extent currently effective and material.

(b)          Monster is not, and neither Monster or any of its current or former Subsidiaries has been, a party to, bound by, or has, or had, a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Monster, seeking to represent any employees of Monster or any of its Subsidiaries.

(c)          Section 3.14(c) of the Monster Disclosure Schedule lists, as of the date of this Agreement, all Monster Employee Plans. “Monster Employee Plans” means all written and non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), which are currently in effect or could result in Liability to Monster or any of its current or former Subsidiaries relating to any present or former employee, independent contractor or director of Monster, any of Monster’s Subsidiaries, or any Monster Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Monster, any of Monster’s Subsidiaries or any Monster Affiliate, or under which Monster, any of Monster’s Subsidiaries or any Monster Affiliate has incurred or may incur any liability.

(d)          With respect to each Monster Employee Plan, Monster has made available to Innovate a true and complete copy of, to the extent applicable, (i) such Monster Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Monster Employee Plan, (iv) the most recent summary plan description for each Monster Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Monster, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Monster Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years, (vii) all non-discrimination tests for the most recent three plan years, (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, (ix) all material written employee communications within the past three years, and (x) all registration statements and prospectuses prepared in connection with each Monster Employee Plan.

(e)          Each Monster Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. Nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Monster Employee Plan or the exempt status of any related trust.

(f)          Each Monster Employee Plan has been maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Except as set forth in Section 3.14(f)(i) of the Monster Disclosure Schedule, each Monster Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Monster, the Surviving Corporation, Innovate or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Section 3.14(f)(ii) of the Monster Disclosure Schedule, neither Monster nor any Monster Affiliate has announced its intention to modify or amend any Monster Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Monster Employee Plan, and to the Knowledge of Monster, each asset held under such Monster Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Monster, each of its Subsidiaries and each Monster Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Monster Employee Plans. Neither Monster, any of its Subsidiaries, nor any Monster Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Monster Employee Plans. All contributions required to be made by Monster, any of its Subsidiaries or any Monster Affiliate to any Monster Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Monster, is threatened, against or with respect to any Monster Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(g)          Neither Monster, nor any of its Subsidiaries or any Monster Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Monster, nor any of its Subsidiaries or any Monster Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Monster Employee Plan subject to ERISA and neither Monster, nor any of its Subsidiaries or any Monster Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(h)          No Monster Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Monster, nor any of its Subsidiaries or any Monster Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Monster Employee Plan is a Multiemployer Plan, and neither Monster, nor any of its Subsidiaries or any Monster Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(i)          No Monster Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under any Monster Employee Plan qualified under Section 401(a) of the Code. Neither Monster, any of Monsters’s Subsidiaries, nor any Monster Affiliate sponsors or maintains any self-funded employee benefit plan. No Monster Employee Plan covers any employees whose principal work location is based outside of the United States.

(j)          To the Knowledge of Monster, no payment pursuant to any Monster Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Monster or any of its Subsidiaries or any Monster Affiliate, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(k)          Neither Monster nor any of its Subsidiaries has granted, and there is no and has been no policy or practice of Monster or any of its Subsidiaries of granting, Monster Options prior to, or otherwise coordinate the grant of Monster Options with, the release or other public announcement of material information regarding Monster or its results of operations or prospects.

(l)          Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Monster or any of its Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Monster 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Monster 409A Plan is, or to the Knowledge of Monster will be, subject to the penalties of Code Section 409A(a)(1).

(m)          Monster and its Subsidiaries are in compliance with all of its bonus, commission and other compensation plans and have paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(n)          No current or former independent contractor of Monster or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.14(n) of the Monster Disclosure Schedule, no independent contractor is eligible to participate in any Monster Employee Plan. Neither Monster nor any of its current or former Subsidiaries has material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee; (B) any employee leased from another employer; or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Monster nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Monster or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)          There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Monster or any of its Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(p)          Monster is not, and neither Monster nor any of its Subsidiaries, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Monster, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Monster Associate, including charges of unfair labor practices or discrimination complaints that individually or in the aggregate would result in material Liability to Monster or any of its Subsidiaries.

(q)          There is no Contract or arrangement to which Monster or any Monster Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(r)          Neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in connection with any other event, such as termination of employment) will result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(s)          Except as set forth in Section 3.14(s) of the Monster Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Monster Associate, (ii) materially increase or otherwise enhance any benefits otherwise payable by Monster or any Monster Affiliate, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Monster or any Monster Affiliate, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Monster or its Subsidiaries to any Person.

3.15       Insurance.

(a)          Monster made available to Innovate accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Monster and each of its Subsidiaries, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Monster is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since December 31, 2016, neither Monster nor any Monster Subsidiary has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Monster or any of its Subsidiaries. All information provided to insurance carriers (in applications and otherwise) on behalf of Monster and its Subsidiaries is accurate and complete. Monster and each Monster Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Monster and any of its Subsidiaries, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Monster and any of its Subsidiaries of its intent to do so.

(b)          Monster has delivered to Innovate accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Monster and each Monster Subsidiary as of the date of this Agreement (the “Existing Monster D&O Policies”). Section 3.15(b) of the Monster Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Monster and each Monster Subsidiary with respect to the Existing Monster D&O Policies. All premiums for the Existing Monster D&O Policies have been paid.

3.16       Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, and, to the Knowledge of Monster, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Monster or any of its Subsidiaries, or to the Knowledge of Monster, any director or officer of Monster (in his or her capacity as such) or any of the material assets owned or used by Monster or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, except for any such Legal Proceedings that would not constitute a Monster Material Adverse Effect. To the Knowledge of Monster, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which Monster or any of its Subsidiaries or any of the material assets owned or used by Monster or any of its Subsidiaries, are subject. To the Knowledge of Monster, no officer of Monster or any of its Subsidiaries are subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Monster or its Subsidiaries or to any material assets owned or used by Monster or any of its Subsidiaries.

3.17       Inapplicability of Anti-takeover Statutes. The Monster Board of Directors and the Merger Sub Board of Directors have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Monster Stockholder Support Agreements and to the consummation of Contemplated Transactions.

3.18       No Financial Advisor. Except as set forth on Section 3.18 of the Monster Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Monster, Merger Sub, or any of Monster’s Subsidiaries.

3.19       Disclosure. The information supplied by Monster and each of its Subsidiaries for inclusion in the Proxy Statement / Information Statement will not, as of the date of the Proxy Statement / Information Statement or as of the date such information is first mailed to Monster Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.20       Transactions with Affiliates. Except as set forth in the Monster SEC Documents filed prior to the date of this Agreement, since the date of Monster’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Monster pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Monster Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Monster as of the date of this Agreement.

3.21       Valid Issuance. The Monster Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.22       Code of Ethics. Monster has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Monster has promptly disclosed any change in or waiver of Monster’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Monster, there have been no violations of provisions of Monster’s code of ethics by any such persons.

3.23       Opinion of Financial Advisor. The Monster Board of Directors (in its capacity as such) has received an opinion of The Benchmark Company, LLC, financial advisor to Monster, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio and the Spinoff is fair to Monster from a financial point of view. Promptly following execution of this Agreement, Monster will furnish an accurate and complete copy of such opinion to Innovate.

3.24       Shell Company Status. Monster is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

3.25       Exclusivity of Representations; Reliance.

(a)          Except as expressly set forth in this Article 3, neither Monster, Monster’s Subsidiaries, Merger Sub, nor any Person on behalf of Monster or Merger Sub has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Monster, its Subsidiaries, or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)          Monster and Merger Sub acknowledge and agree that, except for the representations and warranties of Innovate set forth in Article 2, none of Monster, Monster’s Subsidiaries, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Innovate or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

Article 4        CERTAIN COVENANTS OF THE PARTIES

4.1         Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)          provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)          provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)          permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party, upon written request, copies of:

(i)          all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(ii)         any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)        any material notice, document or other communication sent by or on behalf of a Party to any party to any Monster Material Contract or Innovate Material Contract, as applicable, or sent to a Party by any party to any Monster Material Contract or Innovate Material Contract, as applicable (other than any communication that relates solely to (A) any Spinoff Contract and (B) routine commercial transactions between such Party and the other party to any such Monster Material Contract or Innovate Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)        any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(v)         any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party that would reasonably be expected to (A) have an adverse effect on such Party’s ability to comply with or perform any covenant or obligation under this Agreement (B) expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions, (C) impair the right or ability of Monster or the Surviving Corporation and its Subsidiaries to conducts its business after the Effective Time (after taking into account the Permitted Monster Asset Sale and Spinoff); and

(vi)        any material notice, report or other document received by a Party from any Governmental Body that would reasonably be expected to (A) have an adverse effect on such Party’s ability to comply with or perform any covenant or obligation under this Agreement (B) expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions, (C) impair the right or ability of Monster or the Surviving Corporation and its Subsidiaries to conducts its business after the Effective Time (after taking into account the Permitted Monster Asset Sale and Spinoff).

(d)          Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would be reasonably likely to result in such Party forfeiting the protection of attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege.

4.2         Operation of Monster’s Business.

(a)          Except as set forth on Section 4.2(a) of the Monster Disclosure Schedule, as expressly required or permitted by this Agreement (including the Monster Financing pursuant to the terms of Section 4.2(c)), or as required by applicable Legal Requirements, during the Pre-Closing Period, Monster shall and shall cause its Subsidiaries to: (i) conduct its business, and general accounting, administrative, executive, and legal operations as reasonably necessary to comply with the terms of this Agreement; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements, the violation of which would reasonably be expected to (A) have an adverse effect on such Party’s ability to comply with or perform any covenant or obligation under this Agreement (B) expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions, (C) impair the right or ability of Monster or the Surviving Corporation and its Subsidiaries to conducts its business after the Effective Time (after taking into account the Permitted Monster Asset Sale and Spinoff

(b)          Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Monster Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, Monster shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Innovate (which consent shall not be unreasonably withheld or delayed):

(i)          (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Monster Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii)         sell, issue or grant, or authorize the issuance of (A) any capital stock or other security (except for shares of Monster Common Stock issued upon the valid exercise of Monster Options or Monster Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)        amend the certificate of incorporation, bylaws or other charter or organizational documents of Monster, any of its Subsidiaries, or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)         (A) lend money to any Person, (B) incur or guarantee any Indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $100,000;

(vi)        (A) adopt, establish or enter into any Monster Employee Plan or any other plan, agreement, or arrangement that would be considered an Monster Employee Plan had it been in effect as of the date hereof, (B) cause or permit any Monster Employee Plan or any other plan, agreement, or arrangement that would be considered an Monster Employee Plan had it been in effect as of the date hereof to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Innovate, (C) hire any employees, directors or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Monster Associate, (F) accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Monster Associate, (G) pay or increase the severance or change of control benefits offered to any Monster Associate, or (H) provide or make any Tax-related gross-up payment, provided, that Monster may pay those Terminated Monster Associate Payments set forth on Schedule 5.6(a)(ii) to the Terminated Monster Associates in connection with their termination of employment or service;

(vii)       enter into any material transaction outside the Ordinary Course of Business, except that on or prior to, or contemporaneously with, the date on which the Required Monster Stockholder Vote is obtained, Monster may sell, lease or dispose any of its assets or properties (except for the listing of the shares of Monster Common Stock on the NASDAQ Capital Market) pursuant to the Spinoff or in exchange for cash, provided that (A) to the extent that any such sale, lease or disposition, whether individually or in the aggregate with any such other sales, leases or dispositions, provides or would reasonably be expected to provide for, payment to Monster of (and which payment would increase “Net Cash” by) an amount greater than $250,000, Monster shall only have the right to enter into and consummate such sale, lease or disposition with the express prior written consent of Innovate; (B) no such sale, lease or disposition shall impose any non-compete, non-solicitation, exclusivity, rights of first refusal or other similar restraint or covenant on Monster or any of its Affiliates or any other impairment on the ability of Monster or any of its Affiliates to conduct its or their business following the Closing; and (C) no such sale, lease or disposition shall impair or delay, or would reasonably be expected to impair or delay, the consummation of the transactions contemplated by this Agreement (any such sale, lease or disposition that is permitted to be entered into and consummated by Monster under this clause (vi) shall be referred to as a “Permitted Monster Asset Sale”); provided further, that if the consummation of any Permitted Monster Asset Sale requires the affirmative vote or consent of any Person (including, without limitation, the holders of a majority of outstanding shares of Monster Common Stock) (a “Permitted Monster Asset Sale Consent”), then such Permitted Monster Asset Sale Consent shall be obtained on or prior to the date on which the Required Monster Stockholder Vote is obtained;

(viii)      acquire any material asset, or sell, lease or otherwise irrevocably dispose any of its assets or properties, or grant any Encumbrance with respect to such assets or properties other than in the Ordinary Course of Business (other than, subject to Section 4.2(b)(vii), pursuant to a Permitted Monster Asset Sale);

(ix)         (A) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures, or (B) accelerate the collection of accounts receivable, defer the payment of accounts payable, or otherwise modify Monster’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;

(x)          (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi)         enter into, amend or terminate any Monster Material Contract;

(xii)        initiate or settle any Legal Proceeding;

(xiii)       after the Net Cash Calculation is finalized pursuant to Section 1.6, (x) incur any Liabilities or (y) otherwise take any actions other than in the Ordinary Course of Business so as to cause the final Net Cash Calculation to differ materially from actual Net Cash as of the Closing (other than, subject to Section 4.2(b)(vii) and the definition of “Net Cash,” pursuant to a Permitted Monster Asset Sale); or

(xiv)      agree, resolve or commit to do any of the foregoing

(c)          Monster shall be permitted to consummate the Monster Financing at any time during the Pre-Closing Period, subject to the following conditions:

(i)          Any preferred stock (including perpetual, redeemable, convertible or any combination thereof), convertible debentures, any other equity-linked securities, and/or any debt securities must be converted into Monster Common Stock at or prior to the Closing;

(ii)         the terms of Monster Financing (and related transaction agreements and securities) shall not impose (A) any non-compete, non-solicitation, exclusivity, rights of first refusal, preemptive rights, anti-dilution provisions, registration rights, redemption rights, liquidation preferences, dividends, security interest, special voting rights, protective provisions, or other similar rights, preferences or powers, or (B) any other impairment, restriction or restraint on the ability of Monster, the Surviving Corporation or any of their Affiliates to conduct its or their business following the Closing; and

(iii)        the consummation of the Monster Financing shall impair or delay, or would reasonably be expected to impair or delay, the consummation of the transactions contemplated by this Agreement.

4.3         Operation of Innovate’s Business.

(a)          Except (w) for the Innovate Bridge Financing transactions and the Innovate Equity Financing and, in each case, the transactions contemplated thereby, (x) as set forth on Section 4.3(a) of the Innovate Disclosure Schedule, (y) as expressly required or permitted by this Agreement, or (z) as required by applicable Legal Requirements, during the Pre-Closing Period, Innovate shall and shall cause its Subsidiaries to conduct its business and operations: (i) in the Ordinary Course of Business; and (ii) in compliance with all applicable Legal Requirements and the requirements of all Innovate Contracts that constitute Innovate Material Contracts.

(b)         Without limiting the generality of the foregoing, during the Pre-Closing Period, except (w) for the Innovate Bridge Financing and the Innovate Equity Financing, and, in each case, the transactions contemplated thereby, (x) as set forth on Section 4.3(b) of the Innovate Disclosure Schedule, (y) as expressly permitted by this Agreement, or (z) as required by applicable Legal Requirements, Innovate shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Monster (which consent shall not be unreasonably withheld or delayed):

(i)          (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Innovate Common Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Innovate Contracts existing as of the date of this Agreement;

(ii)         sell, issue or grant, or authorize the issuance of (A) any capital stock or other security (except for shares of Innovate Common Stock issued upon the valid exercise of Innovate Options, (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)        amend the certificate of incorporation, bylaws or other charter or organizational documents of Innovate, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)         (A) lend money to any Person, (B) incur or guarantee any Indebtedness for borrowed money, other than in the Ordinary Course of Business and pursuant to the Innovate Bridge Financing, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $100,000;

(vi)        enter into any Contract with a labor union or collective bargaining agreement;

(vii)       acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)      (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix)         agree, resolve or commit to do any of the foregoing.

4.4         Notification of Certain Matters.

(a)          During the Pre-Closing Period, Monster shall:

(i)          promptly notify Innovate of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Monster, or to the Knowledge of Monster, any director or officer of Monster, that is commenced or asserted against, or, to the Knowledge of Monster, threatened against, Monster or any director or officer of Monster; (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Monster Disclosure Schedule and (D) the material terms of any potential Permitted Monster Asset Sale and, if applicable, the date on which any Permitted Monster Asset Sale is consummated (and shall promptly, and within one (1) Business Day after any Permitted Monster Asset Sale is consummated, deliver to Innovate the applicable Permitted Monster Asset Sale Consents and all other agreements relating to the Permitted Monster Asset Sale); and

(ii)         promptly notify Innovate in writing of: (A) the discovery by Monster of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Monster in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would be reasonably likely to cause or constitute an inaccuracy in any representation or warranty made by Monster in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Monster in a manner that would be reasonably likely to cause the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Innovate pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Monster contained in this Agreement or the Monster Disclosure Schedule for purposes of Section 8.1.

(b)          During the Pre-Closing Period, Innovate shall:

(i)          promptly notify Monster of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Innovate or any of its Subsidiaries, or to the Knowledge of Innovate, any director or officer of Innovate, that is commenced or asserted against, or, to the Knowledge of Innovate, threatened against, Innovate, any of its Subsidiaries, or any director or officer of Innovate; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii)         promptly notify Monster in writing, of: (i) the discovery by Innovate of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Innovate in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would be reasonably likely to cause or constitute an inaccuracy in any representation or warranty made by Innovate in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Innovate in a manner that would be reasonably likely to cause the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Monster pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Innovate contained in this Agreement or the Innovate Disclosure Schedule for purposes of Section 7.1.

4.5         No Solicitation.

(a)          Each Party agrees that neither it nor any of its Subsidiaries shall authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.3 and 5.4); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party); provided, however, that any Acquisition Proposal or Acquisition Inquiry received by Innovate prior to the execution of this Agreement (a “Pre-Existing Acquisition Proposal/Inquiry”) will be deemed to unsolicited hereunder and Innovate’s continued discussions, negotiates and provision of information for diligence purposes during the Pre-Closing Period will not, in any way or manner, be deemed a breach of this Section 4.5(a).

(b)          Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Innovate Stockholder Vote, in the case of Innovate, or the Required Monster Stockholder Vote, in the case of Monster, (i) such Party may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the board of directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) made thereby, and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least five (5) Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Innovate or Monster, as applicable (to the extent such non-public information has not been previously furnished by such Party to Innovate or Monster, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c)          If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the terms thereof, and any written materials submitted therewith). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto and shall deliver copies of any written materials submitted therewith. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

Article 5        ADDITIONAL AGREEMENTS OF THE PARTIES

5.1         Proxy Statement / Information Statement.

(a)          As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Information Statement.

(b)          Monster covenants and agrees that the Proxy Statement / Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Monster Stockholders, or at the time of the Monster Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Monster makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Innovate specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement / Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects, to respond promptly to any comments of the SEC or its staff. As promptly as reasonably practicable after the Proxy Statement / Information Statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement), Monster shall cause the Proxy Statement to be mailed to the Monster Stockholders.

(c)          Monster shall notify Innovate promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Information Statement or for additional information and shall supply Innovate with copies of all correspondence between Monster or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Information Statement or the Contemplated Transactions. Monster shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement / Information Statement, and provide Innovate and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. No filing of, or amendment or supplement to, the Proxy Statement / Information Statement will be made by Monster without providing Innovate a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Innovate occurs, or if Innovate becomes aware of any information, that should be disclosed in an amendment or supplement to Proxy Statement / Information Statement, then Innovate shall promptly inform Monster thereof and shall cooperate fully with Monster in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Monster’s stockholders.

(d)          Prior to the Effective Time, Monster shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Monster Common Stock to be issued in the Merger shall be qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Innovate Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Innovate Stockholder Written Consent.

(e)          Following the final determination of Net Cash of the Anticipated Closing Date in accordance with Section 1.6 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), Innovate and Monster shall mutually agree on the form and substance of a press release setting forth the anticipated Exchange Ratio as of the Anticipated Closing Date (the “Exchange Ratio Announcement”), which the parties shall cause to be publicly disclosed (and which Monster shall file on Form 8-K) no later than two (2) Business Days prior to the Monster Stockholders’ Meeting.

5.2         Spin-Off. Monster shall take and cause to be taken all actions necessary so that prior to the Closing, (a) all of the business, assets and liabilities of Monster existing as of the date hereof and prior to the Effective Time (excluding the Assumed Liabilities) shall be transferred from Monster to Monster Group, (b) Monster Group shall be owned by the pre-Closing stockholders of Monster and (c) all of the Monster Operating Sub shall be owned by Monster Group (collectively, the “Spinoff”). Notwithstanding the foregoing, immediately following the execution of this Agreement, Monster shall file with the SEC all documents necessary to consummate the Spin-Off in accordance with the terms herein. All documentation relating to the Spin-Off and the structure of such transactions shall be approved by Innovate, which approval shall not be unreasonably withheld.

5.3         Innovate Stockholder Written Consent.

(a)          Prior to the Monster Stockholders’ Meeting, and in any event no later than 11:59 PM (local time), on the date that is one (1) Business Day prior the date of the Monster Stockholders’ Meeting, Innovate shall obtain the Innovate Stockholder Written Consent for purposes of: (i) adopting this Agreement, and approving the Merger and the other actions contemplated by this Agreement (the “Innovate Stockholder Matters”); (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

(b)          Innovate agrees that, subject to Section 5.3(c): (i) the Innovate Board of Directors shall recommend that Innovate Stockholders vote to approve the Innovate Stockholder Matters (the “Innovate Board Recommendation”) and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.3(a); and (ii) (A) the Innovate Board Recommendation shall not be withdrawn or modified in a manner adverse to Monster, and no resolution by the Innovate Board of Directors or any committee thereof to withdraw or modify the Innovate Board Recommendation in a manner adverse to Monster shall be adopted or proposed and (B) the Innovate Board of Directors shall not recommend any Acquisition Transaction (collectively an “Innovate Board Adverse Recommendation Change”).

(c)          Notwithstanding the foregoing, at any time prior to the receipt of the Required Innovate Stockholder Vote, the Innovate Board of Directors may make an Innovate Board Adverse Recommendation Change if: (i) the Innovate Board of Directors has received an Acquisition Proposal (which may be an Pre-Existing Acquisition Proposal/Inquiry) that the Innovate Board of Directors has determined in its reasonable, good faith judgment, after consultation with Innovate’s outside legal counsel, constitutes a Superior Offer, or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Innovate that occurs or arises after the date of this Agreement that was neither known to Innovate or the Innovate Board of Directors nor reasonably foreseeable as of the date of this Agreement (an “Innovate Intervening Event”), and, in the case of either clause (i) or (ii) above, the Innovate Board of Directors determines in its reasonable, good faith judgment, after consultation with Innovate’s outside legal counsel, that the failure to make an Innovate Board Adverse Recommendation Change would be reasonably expected to result in a breach of the fiduciary duties of the Innovate Board of Directors under applicable Legal Requirements; provided, however, that prior to Innovate taking any action permitted under this Section 5.3(c), (A) in the case of a Superior Offer, (1) Innovate must promptly notify Monster, in writing, at least five (5) Business Days (the “Innovate Notice Period”) before making an Innovate Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Innovate has received an Acquisition Proposal that the Innovate Board of Directors intends to declare a Superior Offer and that the Innovate Board of Directors intends to make an Innovate Board Adverse Recommendation Change, (2) Innovate shall attach to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis), the identity of the third party making such Superior Offer, and the other information required by Section 4.5(c), and (3) during the Innovate Notice Period, (x) Innovate shall negotiate, and cause its Representatives to negotiate, with Monster in good faith (to the extent Monster wishes to negotiate) to enable Innovate to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Innovate Board of Directors to make an Innovate Board Adverse Recommendation Change, and (y) Innovate shall consider in good faith any proposal by Monster to amend the terms and conditions of this Agreement in a manner that would obviate the need to make an Innovate Board Adverse Recommendation Change; or (B) in the case of an Innovate Intervening Event, Innovate must (1) promptly notify Monster, in writing, within the Innovate Notice Period, before making an Innovate Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Innovate Intervening Event and that the Innovate Board of Directors intends to make an Innovate Board Adverse Recommendation Change and (2) during the Innovate Notice Period, (x) Innovate shall negotiate, and cause its Representatives to negotiate, with Monster in good faith (to the extent Monster wishes to negotiate) to enable Innovate to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Innovate Board of Directors to make an Innovate Board Adverse Recommendation Change, and (y) Innovate shall consider in good faith any proposal by Monster to amend the terms and conditions of this Agreement in a manner that would obviate the need to make an Innovate Board Adverse Recommendation Change.

(d)          Innovate’s obligation to solicit the consent of its stockholders to sign the Innovate Stockholder Written Consent in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Innovate Board Recommendation.

5.4         Monster Stockholders’ Meeting.

(a)          As promptly as practicable after the Proxy Statement / Information Statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement), Monster shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Monster Common Stock for the purpose of seeking approval of (A) this Agreement, the Merger, the issuance of shares of Monster Common Stock to the Innovate Stockholders pursuant to the terms of this Agreement, the change of control of Monster, and the other transactions contemplated by this Agreement, (B) the Monster Amended and Restated Certificate of Incorporation, the Reverse Split and the name change of Monster, (C) any Permitted Monster Asset Sale and Spinoff, if applicable, to the extent not previously approved by the Monster Stockholders, and (D) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Monster Stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Monster’s named executed officers in connection with the completion of the Merger, if applicable (the matters contemplated by the foregoing clauses (A) – (D), collectively, the “Monster Stockholder Matters”), and (ii) mail to the Monster Stockholders as of the record date established for stockholders’ meeting of Monster, the Proxy Statement / Information Statement; provided, however, that in no event shall such meeting take place more than forty-five (45) calendar days after the date the Proxy Statement / Information Statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement) (such meeting, the “Monster Stockholders’ Meeting”).

(b)          Monster agrees that, subject to Section 5.4(c): (i) the Monster Board of Directors shall recommend that the holders of Monster Common Stock vote to approve the Monster Stockholder Matters; (ii) the Proxy Statement / Information Statement shall include a statement to the effect that the Monster Board of Directors recommends that Monster Stockholders vote to approve the Monster Stockholder Matters (the “Monster Board Recommendation”); (iii) the Monster Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.4(a) above; and (iv) (A) the Monster Board Recommendation shall not be withdrawn or modified in a manner adverse to Innovate, and no resolution by the Monster Board of Director or any committee thereof to withdraw or modify the Monster Board Recommendation in a manner adverse to Innovate shall be adopted or proposed and (B) the Monster Board of Directors shall not recommend any Acquisition Transaction (collectively a “Monster Board Adverse Recommendation Change”).

(c)          Notwithstanding the foregoing, at any time prior to the receipt of the Required Monster Stockholder Vote, the Monster Board of Directors may make a Monster Board Adverse Recommendation Change, if: (i) the Monster Board of Directors has received an Acquisition Proposal that the Monster Board of Directors has determined in its reasonable, good faith judgment, after consultation with Monster’s outside legal counsel, constitutes a Superior Offer, or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Monster that occurs or arises after the date of this Agreement that was neither known to Monster or the Monster Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Monster Intervening Event”), and, in the case of either clause (i) or (ii) above, the Monster Board of Directors determines in its reasonable, good faith judgment, after consultation with Monster’s outside legal counsel, the failure to make an Monster Board Adverse Recommendation Change would be reasonably expected to result in a breach of the fiduciary duties of the Monster Board of Directors under applicable Legal Requirements; provided, however, that at five (5) Business Days (the “Monster Notice Period”) prior to Monster taking any action permitted under this Section 5.4(c), (A) in the case of a Superior Offer, (1) Monster must promptly notify Innovate, in writing, within the Monster Notice Period before making a Monster Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Monster has received an Acquisition Proposal that the Monster Board of Directors intends to declare a Superior Offer and that the Monster Board of Directors intends to make a Monster Board Adverse Recommendation Change, and (2) Monster attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis), the identity of the third party making such Superior Offer and the other information required by Section 4.5(c), and (3) during the Monster Notice Period, (x) Monster shall negotiate, and cause its Representatives to negotiate, with Innovate in good faith (to the extent Innovate wishes to negotiate) to enable Monster to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Monster Board of Directors to make an Monster Board Adverse Recommendation Change, and (y) Monster shall consider in good faith any proposal by Innovate to amend the terms and conditions of this Agreement in a manner that would obviate the need to make an Monster Board Adverse Recommendation Change; or (B) in the case of a Monster Intervening Event, Monster promptly notifies Innovate, in writing, within the Monster Notice Period before making a Monster Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Monster Intervening Event and that the Monster Board of Directors intends to make a Monster Board Adverse Recommendation Change.

(d)          Monster’s obligation to call, give notice of and hold the Monster Stockholders’ Meeting in accordance with Section 5.4(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Monster Board Recommendation.

(e)          Nothing contained in this Agreement shall prohibit Monster or the Monster Board of Directors from (i) taking and disclosing to the Monster Stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Monster Stockholders if the Monster Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Monster Stockholders under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Monster Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that: (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Monster Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Monster Board of Directors reaffirms the Monster Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement; (B) in the case of clause (iii), any such disclosure or public statement shall be deemed to be a Monster Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Monster Board of Directors reaffirms the Monster Board Recommendation in such disclosure or public statement or within ten (10) Business Days of such disclosure or public statement; and (C) Monster shall not affect a Monster Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.4(c).

5.5         Regulatory Approvals.

(a)          Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than ten (10) Business Days of the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, (a) the Notification and Report Forms pursuant to the HSR Act and (b) any notification or other document to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Innovate and Monster shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(b)          Each of the Parties shall use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.5(a); and (ii) keep Innovate or Monster, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c)          Notwithstanding Sections 5.5(a) through 5.5(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.5 that, would have an adverse impact, in any material respect, on any of the Parties.

5.6         Innovate Options.

(a)          At the Effective Time, each Innovate Option that is outstanding and unexercised immediately prior to the Effective Time under the Innovate Plan, whether or not vested, shall be assumed by Monster and converted into an option to purchase Monster Common Stock, and Monster shall assume the Innovate Plan and each such Innovate Option in accordance with the terms (as in effect as of the date of this Agreement) of the Innovate Plan and the terms of the stock option agreement by which such Innovate Option is evidenced. All rights with respect to Innovate Common Stock under Innovate Options assumed by Monster shall thereupon be converted into rights with respect to Monster Common Stock. Accordingly, from and after the Effective Time: (i) each Innovate Option assumed by Monster may be exercised solely for shares of Monster Common Stock; (ii) the number of shares of Monster Common Stock subject to each Innovate Option assumed by Monster shall be determined by multiplying (A) the number of shares of Innovate Common Stock that were subject to such Innovate Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Monster Common Stock; (iii) the per share exercise price for the Monster Common Stock issuable upon exercise of each Innovate Option assumed by Monster shall be determined by dividing (A) the per share exercise price of Innovate Common Stock subject to such Innovate Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Innovate Option assumed by Monster shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Innovate Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of an Innovate Option, such Innovate Option assumed by Monster in accordance with this Section 5.6(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Monster Common Stock subsequent to the Effective Time; and (B) the Monster Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Innovate Board of Directors or any committee thereof with respect to each Innovate Option assumed by Monster. Notwithstanding anything to the contrary in this Section 5.6(a), the conversion of each Innovate Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Monster Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an Innovate Option shall not constitute a “modification” of such Innovate Option for purposes of Section 409A or Section 424 of the Code.

(b)          Monster shall file with the SEC, no later than ten (10) calendar days after the Effective Time, a registration statement on Form S-8, if available for use by Monster, relating to the shares of Monster Common Stock issuable with respect to Innovate Options assumed by Monster in accordance with Section 5.6(a).

(c)          Within twenty (20) Business Days after the Effective Time, the Surviving Corporation will issue to each person who, immediately prior to the Effective Time, was a holder of an Innovate Option a document evidencing the foregoing assumption of such Innovate Option by Monster.

5.7         Monster Employee and Benefits Matters; Monster Options.

(a)          Except for those Monster Associates listed on Schedule 5.7(a)(i), Monster shall use commercially reasonable efforts to terminate the employment and service of each Monster Associate (the “Terminated Monster Associates”) such that neither Monster nor any Monster Subsidiary shall have any Monster Associate in its employ or service as of the Effective Time. As a condition to payment of any Terminated Monster Associate Payment to a Terminated Monster Associate, Monster will use commercially reasonable efforts to obtain from each Terminated Monster Associate an effective release of claims in a form approved by Innovate, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing, Monster shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Monster Associates. Schedule 5.7(a)(ii) sets forth, with respect to each Terminated Monster Associate, Monster’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Monster Associate, and the amount by which any of such Terminated Monster Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Monster Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Monster Associate (together, the “Terminated Monster Associate Payments”). Prior to the Closing, Monster shall cause all Terminated Monster Associate Payments in respect of all Terminated Monster Associates to be paid and satisfied in full such that Monster, the Surviving Corporation, Innovate and any of their Affiliates shall not have any Liability with respect to any Terminated Monster Associate on or following the Effective Time. With respect to any Monster Associate that is not terminated by Monster on or prior to the Effective Time (including the Monster Associates listed on Schedule 5.7(a)(i)), Monster shall set forth on Schedule 5.7(a)(iii) a good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs) that would become payable in the event such Monster Associate were to be terminated on the day that is sixty (60) calendar days following the Effective Time, including the amount by which any of such Monster Associate’s compensation or benefits would be accelerated or increased, in each case, whether under any Monster Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Monster Associate at such time (such amounts in the aggregate, the “Post-Closing Employee Termination Amount”).

(b)          This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.7, express or implied, will (i) constitute or be treated as an amendment of any Monster Employee Plan or Innovate Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Monster, any Monster Affiliate, Innovate, or any Innovate Affiliate from amending, modifying or terminating any Monster Employee Plan or Innovate Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Monster and Innovate.

5.8         Monster Business Wind Down. Subject to Section 4.2, if at the Effective Time Monster has not either (A) effected the Spin-Off, or (B) (i) terminated the employment and service of each Monster Associate (other than those Monster Associates listed on Schedule 5.7(a)(i)), (ii) ceased substantially all operations related to Monster’s current business (as described in its most recent quarterly filing with the SEC), but not including general accounting, administrative, executive, and legal operations as reasonably necessary to comply with the terms of this Agreement, (iii) liquidated all material assets related to such business, and (iv) terminated all Spinoff Contracts, then the Monster Value will be reduced by $150,000.00 (such amount, the “Monster Wind Down Amount”).

5.9         Indemnification of Officers and Directors.

(a)          From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Monster and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Monster or Innovate (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Monster or Innovate, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Monster and the Surviving Corporation, jointly and severally, upon receipt by Monster or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)          The certificate of incorporation and bylaws of each of Monster and the Surviving Corporation shall contain, and Monster shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Monster and Innovate than are presently set forth in the certificate of incorporation and bylaws of Monster and Innovate, as applicable, which provisions shall not be amended, modified or repealed for a period of six (6) years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Monster or Innovate.

(c)          Monster shall purchase a “tail” insurance policy with an effective date as of the Closing Date, which shall remain effective for six (6) years following the Closing Date, at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties.

(d)          Monster shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.9 in connection with their enforcement of their rights provided in this Section 5.9.

(e)          The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement. The obligations of Monster under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.9 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.9 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(f)          In the event Monster or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Monster or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9. Monster shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.9.

5.10       Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.11       Disclosure. Without limiting Innovate’s or Monster’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; or (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.12       Listing. Monster shall use its commercially reasonable efforts: (a) to maintain its existing listing on the NASDAQ Capital Market and to obtain approval of the listing of the combined company on the NASDAQ Capital Market; (b) to effect the Reverse Split; (c) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Monster Common Stock to be issued in the Merger, and (ii) to cause such shares to be approved for listing (subject to notice of issuance); and (d) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing for the Monster Common Stock on NASDAQ Capital Market (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved for listing (subject to official notice of issuance). Innovate will cooperate with Monster as reasonably requested by Monster with respect to the NASDAQ Listing Application and promptly furnish to Monster all information concerning Innovate and Innovate Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.12.

5.13       Tax Matters.

(a)          Monster, Merger Sub and Innovate shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)          This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.14       Legends. Monster shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Monster Common Stock to be received in the Merger by equityholders of Innovate who may be considered “affiliates” of Monster for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Monster Common Stock.

5.15       Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Monster Board of Directors shall (i) set the size of the Monster Board of Directors the number of members so determined by Innovate its sole discretion and elect all designees selected by Innovate its sole discretion (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Monster Board of Directors, as well as the sophistication and independence requirements for the required committees of the Monster Board of Directors, pursuant to NASDAQ’s listing standards), each to serve as a member of the Monster Board of Directors, (ii) take all necessary action to appoint each of the individuals set forth on Schedule 5.15 as officers of Monster to hold the offices set forth opposite his or her name, and (iii) appoint each of the directors set forth on Schedule 5.15 to the committees of the Monster Board of Directors set forth opposite his or her name (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Monster Board of Directors pursuant to NASDAQ’s listing standards). Each new member Monster Board of Directors that was not a member of the Monster Board of Directors immediately before the Effective Time shall enter into an indemnification agreement with Monster, on a form to be mutually agreed between Monster and Innovate within fifteen (15) days of their appointment.

5.16       Section 16 Matters. Prior to the Effective Time, Monster shall take all such steps as may be required to cause any acquisitions of Monster Common Stock and any options to purchase Monster Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Monster, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17       Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Monster, Innovate, Merger Sub, or the Contemplated Transactions, then each of Monster, Innovate, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

Article 6         CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1         No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Merger.

6.2         Stockholder Approval. (a) Monster has obtained the Required Monster Stockholder Vote, and (b) Innovate has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

6.3         Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or applicable to foreign Legal Requirements relating to antitrust or competition matters has expired or been terminated, and there shall not be in effect any voluntary agreement between Monster, Merger Sub and/or Innovate, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Innovate, on the one hand, nor Monster or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.4         Listing. (a) The existing shares of Monster Common Stock have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the shares of Monster Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) to the extent required by NASDAQ Marketplace Rule 5110, the NASDAQ Listing Application has been approved for listing (subject to official notice of issuance).

Article 7        ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF MONSTER AND MERGER SUB

The obligations of Monster and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Monster, at or prior to the Closing, of each of the following conditions:

7.1         Accuracy of Representations. (a) The representations and warranties of Innovate in Section 2.2 (Authority; Vote Required), and Section 2.4 (Capitalization), are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Innovate in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Innovate Material Adverse Effect (provided that all “Innovate Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Innovate in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2         Performance of Covenants. Innovate has complied with all of the covenants and obligations set forth in this Agreement that Innovate is required to comply with or to perform at or prior to the Closing have been complied with and performed by Innovate in all material respects.

7.3         No Innovate Material Adverse Effect. Since the date of this Agreement, there has not occurred any Innovate Material Adverse Effect that is continuing.

7.4         Documents. Monster has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)          a certificate executed by the Chief Executive Officer and Chief Financial Officer of Innovate confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.4 have been duly satisfied;

(b)          (i) certificates of good standing of Innovate in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Innovate, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of Innovate, and (iv) the adoption of resolutions of the Innovate Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Innovate hereunder;

(c)          a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Monster along with written authorization for Monster to deliver such notice form to the Internal Revenue Service on behalf of Innovate upon the Closing; and

(d)          the Allocation Certificate.

7.5         Conversion of Innovate Notes. All outstanding Innovate Bridge Financing Notes and Innovate Convertible Notes shall have converted into equity securities and shall no longer be outstanding.

Article 8        ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF Innovate

The obligations of Innovate to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Innovate, at or prior to the Closing, of each of the following conditions:

8.1           Accuracy of Representations. (a) The representations and warranties of Monster and Merger Sub in Section 3.2 (Authority; Vote Required) and Section 3.4 (Capitalization), are true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Monster and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Monster Material Adverse Effect (provided that all “Monster Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Monster in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2           Performance of Covenants. Monster and Merger Sub will have complied with the covenants and obligations set forth in this Agreement that either Monster or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

8.3           No Monster Material Adverse Effect. Since the date of this Agreement, there has not occurred any Monster Material Adverse Effect that is continuing.

8.4           Termination of Contracts. Innovate has received evidence, in form and substance satisfactory to it, that all Monster Contracts (other than the Monster Contracts listed on Schedule 8.4) have been (a) terminated, assigned, or fully performed by Monster (including an assignment made pursuant to the terms and conditions of the Spin-Off) and (b) all obligations of Monster thereunder have been fully satisfied, waived or otherwise discharged.

8.5         Board of Directors and Officers. Monster has caused the Monster Board of Directors and the officers of Monster, to be constituted as set forth in Section 5.15 of this Agreement effective as of the Effective Time.

8.6         Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Monster has failed to provide, with respect to any Monster SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7         Net Cash Calculation. Monster and Innovate have agreed in writing upon the Net Cash Calculation, or the Accounting Firm has delivered its determination with respect to the Net Cash Calculation, in each case pursuant to Section 1.6 and the Net Cash is greater than or equal to negative Two Million Dollars (-$2,000,000).

8.8         Amendment to Certificate of Incorporation. Monster has provided a file-stamped copy of the Monster Amended and Restated Certificate of Incorporation evidencing the Reverse Split, the name change of Monster and, if requested by Innovate, increase the number of authorized shares of Monster Common Stock.

8.9         Bylaws. The Monster Board of Directors shall have approved an amendment to the bylaws of Monster (i), if requested by Innovate, prohibit the ability of Monster Stockholders to act by written consent and (ii) make such other changes as are mutually agreeable to Monster and Innovate.

8.10       Documents. Innovate has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)          a certificate executed by the Chief Executive Officer and Chief Financial Officer of Monster confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, and 8.11 have been duly satisfied;

(b)          (i) certificates of good standing of each of Monster and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Monster and Merger Sub, (iii) a certificate as to the incumbency of the officers of Monster and Merger Sub, and (iv) the adoption of resolutions of the Monster Board of Directors and the Merger Sub Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Monster and Merger Sub hereunder;

(c)          written resignations in forms satisfactory to Innovate, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Monster as of immediately prior to the Closing; and

(d)          the Monster Outstanding Shares Certificate

8.11       Conversion of Monster Financing Securities. All securities issued in the Monster Financing (including, without limitation preferred stock (including perpetual, redeemable, convertible or any combination thereof), convertible debentures, any other equity-linked securities, and/or any debt securities) must be converted into Monster Common Stock at or prior to the Closing.

8.12       Post-Closing Liabilities Certification. Innovate shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Monster certificating that as of and following the Closing, the aggregate monthly payment to service and remain current on the Assumed Liabilities (in accordance with the terms of such obligations and without defaulting on such) is and will be no greater than $100,000 per month.

Article 9        TERMINATION

9.1         Termination. This Agreement may be terminated prior to the Effective Time (whether before or after obtaining the Required Innovate Stockholder Vote or Required Monster Stockholder Vote, as applicable, unless otherwise specified below):

(a)          by mutual written consent duly authorized by the Monster Board of Directors and the Innovate Board of Directors;

(b)          by either Monster or Innovate if the Merger shall not have been consummated on the date that is six (6) months following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Innovate, on the one hand, or to Monster, on the other hand, if such Party’s (or, in the case of Monster, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either Monster or Innovate if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by Monster if the Required Innovate Stockholder Vote shall not have been obtained at or prior to 11:59 PM (local time) on the date that is one (1) Business Day prior to the date of the Monster Stockholders’ Meeting; provided, however, that once the Required Innovate Stockholder Vote has been obtained, Monster may not terminate this Agreement pursuant to this Section 9.1(d);

(e)          by either Monster or Innovate if (i) the Monster Stockholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Monster Stockholders have taken a final vote on the Monster Stockholder Matters and (ii) the Monster Stockholder Matters have not been approved at the Monster Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Monster Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Monster where the failure to obtain the Required Monster Stockholder Vote has been caused by the action or failure to act of Monster or Merger Sub and such action or failure to act constitutes a material breach by Monster or Merger Sub of this Agreement;

(f)          by Innovate (at any time prior to obtaining the Required Monster Stockholder Vote) if any of the following events have occurred: (i) Monster failed to include the Monster Board Recommendation in the Proxy Statement; (ii) the Monster Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Monster has failed to hold the Monster Stockholders’ Meeting within forty-five (45) calendar days after the date the Proxy Statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement); (iv) Monster has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); (v) the Monster Board of Directors has made an Monster Board Adverse Recommendation Change; or (vi) Monster or any of its Representatives has materially breached the provisions set forth in Section 4.5;

(g)          by Monster (at any time prior to the approval of the Merger by the Required Innovate Stockholder Vote) if any of the following events have occurred: (i) the Innovate Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (ii) Innovate has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); (iii) the Innovate Board of Directors has made an Innovate Board Adverse Recommendation Change; or (iv) Innovate or any of its Representatives has materially breached the provisions set forth in Section 4.5 of the Agreement;

(h)          by Innovate, upon a breach of any representation, warranty, covenant or agreement on the part of Monster or Merger Sub set forth in this Agreement, or if any representation or warranty of Monster or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Monster’s or Merger Sub’s representations and warranties or breach by Monster or Merger Sub is curable by Monster or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured fifteen (15) calendar days following the date of written notice from Innovate to Monster of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h);

(i)          by Monster, upon a breach of any representation, warranty, covenant or agreement on the part of Innovate set forth in this Agreement, or if any representation or warranty of Innovate has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Innovate’s representations and warranties or breach by Innovate is curable by Innovate, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy unless such breach remains fifteen (15) calendar days following the date of written notice from Monster to Innovate of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i);

(j)          by Monster (prior to obtaining the Required Monster Stockholder Vote), if the Monster Board of Directors authorized Monster to enter into any Permitted Alternative Agreement; provided, however, that Monster shall not enter into any Permitted Alternative Agreement unless (i) Monster has complied with its obligations under Section 4.5; (ii) Monster has complied with its obligations under Section 5.4(c); (iii) Monster concurrently pays to Innovate amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules, and other documents have been delivered to Innovate;

(k)          by Innovate, if the Innovate Board of Directors authorized Innovate to enter into any Permitted Alternative Agreement; provided, however, that Innovate shall not enter into any Permitted Alternative Agreement unless (i) Innovate has complied with its obligations under Section 4.5; (ii) Innovate has complied with its obligations under Section 5.3(c); (iii) Innovate concurrently pays to Monster amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules, and other documents have been delivered to Monster, or

(l)          by Monster, at any time, if (i) all conditions in Article 6 and Article 8 have been satisfied (other than the condition set forth in Section 6.4 and those conditions that by their nature are to be satisfied by actions taken at the Closing), and remain so satisfied and (ii) Monster irrevocably confirms by written notice to Innovate that (A) each of the conditions in Article 7 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), has been satisfied or that Monster is willing to waive any such conditions that have not been satisfied and (B) it is prepared to consummate the Closing upon satisfaction of the condition set forth in Section 6.4 (i.e., the NASDAQ Listing Application has been approved); provided, that Monster shall not terminate this Agreement pursuant to this Section 9.1(l) unless the condition set forth in Section 6.4 has not been satisfied within thirty (30) calendar days after delivery of the written notice from Monster to Innovate pursuant to clause (ii) of this Section 9.1(l); provided, further, that the right to terminate this Agreement under this Section 9.1(l) shall not be available to Monster, if Monster or Merger Sub’s action or failure to act has been a principal cause of the failure to achieve the satisfaction of the condition set forth in Section 6.4.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3         Expenses; Termination Fees. Needs to conform to the term sheet

(a)          Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Monster and Innovate shall also share equally all fees and expenses incurred by engagement of the Exchange Agent (such fees and expenses in this proviso, collectively, the “Shared Expenses”).

(b)          (i)          If (A) this Agreement is terminated by Innovate pursuant to Section 9.1(b) or Section 9.1(e), (B) at any time before the date of termination an Acquisition Proposal with respect to Monster has been publicly announced, disclosed or otherwise communicated to the Monster Board of Directors and (C) within twelve (12) months after the date of such termination, Monster enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Monster shall pay to Innovate, within two (2) Business Days after the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or the consummation of a Subsequent Transaction, a nonrefundable fee in an amount of $250,000 (the “Innovate Termination Fee”), in addition to any amount payable to Innovate pursuant to Section 9.3(d).

(ii)         If (A) this Agreement is terminated by Monster pursuant to Section 9.1(b) or Section 9.1(d), (B) at any time before the date of termination an Acquisition Proposal with respect to Innovate has been publicly announced, disclosed or otherwise communicated to the Innovate Board of Directors, and (C) within twelve (12) months after the date of such termination, Innovate enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Innovate shall pay to Monster, within two (2) Business Days after the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction, a nonrefundable fee in an amount of $250,000 (the “Monster Termination Fee”), in addition to any amount payable to Monster pursuant to or Section 9.3(d).

(iii)        If this Agreement is terminated by Monster pursuant to Section 9.1(j), then Monster shall pay to Innovate, concurrent with such termination, a nonrefundable fee in an amount of $1,000,000 in addition to any amounts payable to Innovate pursuant to Section 9.3(d).

(iv)        If this Agreement is terminated by Innovate pursuant to Section 9.1(k), then Innovate shall pay to Monster, concurrent with such termination, a nonrefundable fee in an amount of $1,500,000, in addition to any amount payable to Monster pursuant to Section 9.3(d).

(v)         If this Agreement is terminated by Innovate pursuant to Section 9.1(f) then, within two (2) Business Days after such termination, Monster shall pay to Innovate the Innovate Termination Fee, in addition to any amount payable to Innovate pursuant to Section 9.3(d).

(c)         If this Agreement is terminated by Monster pursuant to Section 9.1(g), then, within two (2) Business Days after such termination, Innovate shall pay to Monster the Monster Termination Fee, in addition to any amount payable to Monster pursuant to Section 9.3(d)

(d)         If this Agreement is terminated by Monster pursuant to Section 9.1(l), then, within two (2) Business Days after such termination, Innovate shall pay to Monster a nonrefundable fee in an amount of $350,000, in addition to any amount payable to Monster pursuant to or Section 9.3(d)If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

The Parties agree that, except in the case of a willful breach, the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Monster or Innovate be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article 10       MISCELLANEOUS PROVISIONS

10.1         Non-Survival of Representations and Warranties. The representations and warranties of Innovate, Merger Sub and Monster contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

10.2       Amendment. This Agreement may be amended with the approval of the respective Innovate Boards of Directors, the Merger Sub Board of Directors, and the Monster Board of Directors at any time (whether before or after obtaining the Required Monster Stockholder Vote or the Required Innovate Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Innovate, Merger Sub and Monster.

10.3       Waiver.

(a)          No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4       Entire Agreement; Counterparts; Electronic Exchange of Signatures. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile, electronic transmission in .PDF format, or electronic signature software (such as DocuSign) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5       Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the Parties irrevocably waives the right to trial by jury.

10.6       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7       Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8       Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to Monster or Merger Sub:

Monster Digital, Inc.

2655 First Street, Suite 250

Simi Valley, CA 93065

Telephone: (805) 915-4775

Attention: David Clarke

E-mail: dhclarke.gsb@gmail.com

with a copy to:

Manatt, Phelps & Phillips, LLP.

695 Town Center Drive

Costa Mesa, CA 92626

Telephone: (714) 371-2500

Fax: (714) 371-2550

Attention: Thomas J. Poletti

E-mail: tpoletti@manatt.com

if to Innovate:

Innovate Biopharmaceuticals, Inc.

8480 Honeycutt Road, Suite 200

Raleigh, North Carolina, 27615

Telephone No.: (919) 275-1933

Attention: Chris Prior

E-mail: corplegal@innovatebiopharma.com

with a copies to:

Wilson Sonsini Goodrich & Rosati

12255 El Camino Real, Suite 300

San Diego, California 92130

Telephone: (858) 350-2300

Fax: (858) 350-2399

Attention: Martin J. Waters

E-Mail: mwaters@wsgr.com

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Telephone: (415) 947-2000

Fax: (415) 947-2099

Attention: Robert T. Ishii

E-Mail: rishii@wsgr.com

10.9       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MONSTER DIGITAL, INC.

By:

Name:

Title:

INNOVATE BIOPHARMACEUTICALS, INC.

By:

Name:

Title:

MONSTER MERGER SUB, INC.

By:

Name:

Title:

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

A-1

EXHIBIT B

FORM OF INNOVATE STOCKHOLDER SUPPORT AGREEMENT

B-1

EXHIBIT C

FORM OF MONSTER STOCKHOLDER SUPPORT AGREEMENT

C-1

EXHIBIT D

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

D-1

EXHIBIT E

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF MONSTER

E-1

SCHEDULE A

INNOVATE STOCKHOLDER SUPPORT SIGNATORIES

SA-1

SCHEDULE B

MONSTER STOCKHOLDER SUPPORT SIGNATORIES

SB-1

SCHEDULE C

SPINOFF IP ASSETS

SC-1

SCHEDULE D

SPINOFF CONTRACTS

SD-1

SCHEDULE E

ASSUMED LIABILITIES

SE-1